Exhibit 10.8

ASSET PURCHASE AGREEMENT

between

OCLARO, INC.

and

II-VI INCORPORATED

and

PHOTOP TECHNOLOGIES, INC.

(California)

and

PHOTOP KONCENT, INC. (FUZHOU)

(China)

dated as of

November 19, 2012

i

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of November 19, 2012, is entered into between Oclaro, Inc., a Delaware corporation (together with Oclaro (North America), Inc., a Delaware corporation, Oclaro Technology, Inc., a Delaware corporation, and Oclaro Technology Ltd., a U.K. corporation, collectively, “Seller”) and Photop Technologies, Inc., a California corporation and Photop Koncent, Inc. (FuZhou), a company organized under the laws of People’s Republic of China (collectively, “Buyer”) and II-VI Incorporated, a Pennsylvania corporation (“Parent”).

RECITALS

WHEREAS, Seller is engaged through its Santa Rosa, California operations in the business of developing, manufacturing, marketing and selling thin film filter optical products used for optical communications, life sciences and industrial applications (the “Santa Rosa Business”);

WHEREAS, Seller is also engaged in the business of developing, marketing and selling interleavers for optical communications (the “Interleaver Business” and, together with the Santa Rosa Business, collectively, the “Business”) and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Accounts Receivable” means all accounts and notes receivable associated with the Business.

“Action” means any claim, action, cause of action, complaint, demand, lawsuit, arbitration, audit, proceeding, litigation, arbitration, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition and Section 5.04(d) and Section 5.04(e) , the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.06.

“Assigned Contracts” means all Contracts, including, Intellectual Property Licenses, if any, set forth on Section 2.01(b) of the Disclosure Schedules.

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.09(a)(iii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 2.09(a)(v).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Assumed Tax Liabilities” has the meaning set forth in Section 2.03(c).

“Balance Sheet” has the meaning set forth in Section 3.04.

“Balance Sheet Date” has the meaning set forth in Section 3.04.

“Benefit Plan” means each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of Seller or any spouse or dependent of such individual, or under which Seller has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise.

“Bill of Sale” has the meaning set forth in Section 2.09(a)(ii).

“Books and Records” means all books and records located in Seller’s Santa Rosa facility and originals, or where not available, copies, of each of the following, to the extent not located in Seller’s Santa Rosa facility related to the Business and not located in Seller’s Santa Rosa facility: (a) to the extent created on or after January 1, 2008 and in the possession or control of Seller: books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, email and other communications with and from vendors and customers (to the extent retrievable) including, complaints and inquiry files, correspondence with any Governmental Authority, sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), marketing and promotional surveys, publicly filed documents relating to any Action involving the Business or the Purchased Assets currently pending, internal and external audit reports (including, reports relating to financial, quality, export control or trade compliance matters), documents relating to any mergers or acquisitions (including, Cierra Photonics): and (b) research and development files and intellectual property files relating to the Intellectual Property Assets and the Intellectual Property Licenses.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in California are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Basket Exclusions” has the meaning set forth in Section 6.04(a).

“Buyer Indemnitees” has the meaning set forth in Section 6.02.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.08.

“Closing Date” has the meaning set forth in Section 2.08.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Direct Claim” has the meaning set forth in Section 6.05(c).

“Disclosure Schedule” means the Disclosure Schedule delivered by Seller concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Eligible Employees” has the meaning set forth in Section 5.02(a).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction or covenant with respect to use, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action or Governmental Order, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature reasonably (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law: (a) relating to the environment (including ambient air, soil, surface water or groundwater, or subsurface strata. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means the entity designated to serve as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among Buyer, Seller and the Escrow Agent, to be executed and delivered at the Closing in the form attached hereto as Exhibit A.

“Escrow Amount” means the sum of One Million Dollars ($1,000,000) to be deposited with the Escrow Agent and held in escrow pursuant to the Escrow Agreement.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Excluded Warranties” has the meaning set forth in Section 2.02(g).

“Financial Statements” has the meaning set forth in Section 3.04.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any United States federal, state, local or any foreign government, or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 6.05.

“Indemnifying Party” has the meaning set forth in Section 6.05.

“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of the source or origin of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority; (c) all copyrights in original works of authorship in any medium of expression, whether or not published, all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (d) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; (e) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications; and (f) all rights to sue and recover and retain damages for past, present and future infringement or other violation of any of the foregoing.

“Intellectual Property Assets” means all Intellectual Property set forth on Section 2.01(c) of the Disclosure Schedule, including the goodwill associated therewith and the right to sue for infringement thereof.

“Intellectual Property Assignments” has the meaning set forth in Section 2.09(a)(iv).

“Intellectual Property Licenses” means all licenses, sublicenses and other Contracts in which other Persons, including Seller’s Affiliates, expressly grant to Seller an exclusive or non-exclusive license, covenant not to sue or assert, immunity from suit or similar rights or interests in or to any Technology or Intellectual Property that is used or held for use in the conduct of the Business, excluding non-exclusive licenses to software that is generally commercially available.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing, and that are active and subsisting as of the date hereof.

“Interleaver Business” has the meaning set forth in the Recitals.

“Inventory” means all of the inventory of the Business: (a) with respect to the Santa Rosa Business, located at Seller’s Santa Rosa facility; (b) with respect to the Interleaver Business, located at Photop’s facility in Fuzhou, China; and (c) located with customers, vendors and other contract manufacturers, in each case, including raw materials, work-in-process and finished goods, packaging, supplies, parts and other inventories including, all such in-transit inventory; including, the inventory set forth in Section 1.1 of the Disclosure Schedules (except to the extent such inventory has been sold in the ordinary course of business prior to the Closing).

“Knowledge” means, with respect to an individual and a given fact or matter, that such individual is actually aware of such fact or matter, after due inquiry. As used herein, the phrase “due inquiry” shall mean, with respect to any Person, such Person’s inquiry of the direct report who would reasonably be expected to have actual knowledge of relevant facts and circumstances.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the Knowledge of Seller’s executive officers and the individuals set forth in Section 1.2 of the Disclosure Schedule.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.10(a).

“Leases” has the meaning set forth in Section 3.10(a).

“Liability” or “Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“License Agreement” means, the License Agreement by and between Seller and certain of its Affiliates on one hand and Buyer on the other hand to be entered into as of the Closing.

“Licensed Intellectual Property” means the Intellectual Property and Technology set forth in Schedule 1 of the License Agreement.

“Losses” means losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive or exemplary damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations or financial condition of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “ Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which the Business operates; (iii) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) or (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“Material Customers” has the meaning set forth in Section 3.13(a).

“Material Suppliers” has the meaning set forth in Section 3.13(b).

“Money Laundering Laws” has the meaning set forth in Section 3.13(b).

“Note” means the Promissory Note to be executed and delivered by Photop and Parent as provided for in Section 2.05(b), in the form attached hereto as Exhibit F.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained from Governmental Authorities held by Seller for the purpose of operating the Santa Rosa Business.

“Permitted Encumbrances” has the meaning set forth in Section 3.08.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Photop” means Photop Koncent, Inc., a corporation organized under the laws of the Peoples Republic of China and a wholly owned indirect subsidiary of Buyer.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Prepayments” means any prepaid expenses, credits, advance payments, security deposits and other deposits.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Related Party” has the meaning set forth in Section 3.13(b).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture) in violation of Environmental Law.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means (a) manufacturing, marketing and selling thin film filter optical products used for optical communications, life sciences, healthcare and industrial applications, and (b) developing, marketing and selling interleavers for optical communications.

“Restricted Period” has the meaning set forth in Section 5.04(a).

“Santa Rosa Business” has the meaning set forth in the Recitals.

“Seller” has the meaning set forth in the preamble.

“Seller Basket Exclusions” has the meaning set forth in Section 6.04(b)

“Seller Indemnitees” has the meaning set forth in Section 6.03.

“Straddle Period” has the meaning set forth in Section 5.09(b).

“Subsidiary” means, with respect to any Person, any other Person that is an entity, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such other Person that is an entity is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or of which such Person or any one of its Subsidiaries is the managing member or general partner.

“Tangible Personal Property” means all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property : (a) located at Seller’s Santa Rosa facility; (b) of Seller located at Photop’s facility in Fuzhou, China related to and currently used in the Interleaver Business; and (c) owned by Seller and related to the Business that is located with customers, vendors and other contract manufacturers of the Business; including the tangible personal property set forth in Section 1.3 of the Disclosure Schedules.

“Tax Clearance Certificate” has the meaning set forth in Section 3.13(b).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, know-how, formulas, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation and manuals), computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law or otherwise, and all documents and other materials recording any of the foregoing.

“Territory” means anywhere in the world.

“Third Party Claim” has the meaning set forth in Section 6.05(a).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignments, the Assignment and Assumption of Lease, the License Agreement, Transition Services Agreement, and the other agreements, instruments and documents required to be delivered at the Closing, but excluding any Supply Agreement(s).

“Transferring Employees” has the meaning set forth in Section 3.13(b).

“Transition Services Agreement” has the meaning set forth in Section 2.09(a)(vi).

“Union” has the meaning set forth in Section 3.18(b).

“U.S. Export Controls” has the meaning set forth in Section 3.20(d).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the following assets, properties and rights (collectively, the “Purchased Assets”):

(a) Inventory;

(b) Assigned Contracts;

(c) Intellectual Property Assets;

(d) Tangible Personal Property;

(e) Leased Real Property;

(f) Prepayments;

(g) Permits, including Environmental Permits, which are transferrable to Buyer;

(h) other than the Excluded Warranties, all claims, guaranties, warranties, rights of indemnity and other rights of recovery and other Actions against third parties with respect to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(i) all Books and Records;

(j) to the extent transferrable, all telephone numbers and facsimile numbers for the Business and all white and yellow page listings for the Business;

(k) all models (whether tangible or digital), prototypes and test devices embodying any of the Intellectual Property Assets; and

(l) all goodwill and the going concern value of the Business.

Section 2.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a) Seller’s bank accounts, cash transfer accounts and any cash, cash equivalents, cash reserves or securities of Seller;

(b) all Accounts Receivable;

(c) Contracts of Seller that are not Assigned Contracts (the “Excluded Contracts”);

(d) All Intellectual Property and Technology of Seller that is not an Intellectual Property Asset;

(e) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller or any of its Affiliates;

(f) all Benefit Plans and assets attributable thereto;

(g) all claims, guaranties, warranties, rights of indemnity and other rights of recovery and other Actions against third parties (i) only to the extent that Seller may assert against such third party to offset its indemnification obligations under Section 6.02 or (ii) with respect to the other Excluded Assets or Excluded Liabilities (collectively, the “Excluded Warranties”);

(h) all insurance policies of the Company and all rights to applicable claims and proceeds thereunder;

(i) all claims for refunds or prepayments of Taxes or other governmental charges of whatever nature for all periods prior to the Closing;

(j) the personnel files and other records with respect to Seller’s employment of the Eligible Employees

(k) the assets, properties and rights specifically set forth on Section 2.02(k) of the Disclosure Schedules;

(l) the rights which accrue or will accrue to Seller under the Transaction Documents; and

(m) any other assets of Seller or its Affiliates not identified in Section 2.01.

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a) all Liabilities arising after the Closing under the Assigned Contracts but only to the extent that such Liabilities thereunder do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing;

(b) all Liabilities arising from the conduct of the Business or the ownership of the Purchased Assets by Buyer following the Closing;

(c) all Liabilities for the portion of any real or personal property Taxes or ad valorem Taxes payable with respect to the Purchased Assets for any Post-Closing Tax Period (the “Assumed Tax Liabilities”); and

(d) all Liabilities of Buyer incurred in accordance with this Agreement, including Liabilities for Taxes pursuant to Section 5.09.

Section 2.04 Excluded Liabilities. Notwithstanding the provisions of this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a) any Liabilities of Seller arising or incurred in connection with the transactions contemplated hereby including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b) except (i) for the Assumed Tax Liabilities, and (ii) as set forth in Section 5.09, any Liability for Taxes of Seller (or any Affiliate of Seller);

(c) all Liabilities arising from the conduct of the Business or the ownership of the Purchased Assets by Buyer on and prior to the Closing Date including, without limitation, all Liabilities associated with administering and honoring all repair and replacement warranties, returns and similar obligations related to the products and services of the Business sold on or prior to the Closing Date or such services were provided on or prior to the Closing Date; provided that, with respect to products sold or services performed prior to the Closing, Buyer will administer and honor all such warranties, returns and similar obligations on Seller’s behalf and Seller shall pay to Buyer an amount equal to Buyer’s direct expenses incurred in connection with administering and honoring such obligations, plus 10% of such expenses, within 30 days of Seller’s receipt of documentation evidencing such expenses, provided, further, that Seller shall have no such payment obligation if the warranty, return or similar obligation arose as a result of a workmanship defect for which Photop was responsible or was otherwise subject to a Photop warranty;

(d) any Liabilities relating to or arising out of the Excluded Assets;

(e) any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets on or prior to the Closing Date;

(f) any Liabilities for injury to a Person or property, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing, which is based upon the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products manufactured or sold by or on behalf of Seller prior to the Closing or any service performed by or on behalf of Seller prior to the Closing;

(g) any Liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller;

(h) any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(i) any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing;

(j) any trade accounts payable of Seller;

(k) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller including, with respect to any breach of fiduciary obligations;

(l) any Liabilities under the Excluded Contracts;

(m) all Liabilities under Assigned Contracts that are not Assumed Liabilities;

(n) any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business;

(o) any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.

Section 2.05 Purchase Price. The aggregate purchase price for the Purchased Assets shall be Twenty Seven Million Dollars ($27,000,000), plus the assumption of the Assumed Liabilities. The Purchase Price shall be paid as follows:

(a) The sum of Twenty Three Million Dollars ($23,000,000) shall be paid by Photop Technologies, Inc. by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer at Closing;

(b) Parent shall or shall cause Photop Koncent, Inc. (Fuzhou) to pay the sum of Three Million Dollars ($3,000,000) by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer, or by delivery of the Note on or before December 28, 2012; and

(c) On or before January 15, 2013, Parent shall or shall cause one of its Subsidiaries to deposit the Escrow Amount by wire transfer of immediately available funds into an account designated by the Escrow Agent to be held and distributed in accordance with the terms of the Escrow Agreement to satisfy any and all claims made by Buyer or any other Buyer Indemnitee against Seller pursuant to Article VI.

Section 2.06 Allocation of Purchase Price. Within 90 days following the Closing, Buyer and Seller shall mutually agree to and prepare a schedule allocating for all purposes (including Tax and financial accounting) the Purchase Price and the Assumed Liabilities in accordance with Section 1060 of the Code and Treasury regulations promulgated thereunder (the “Allocation Schedule”). The parties agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets in accordance with the Allocation Schedule and the parties shall report, act and file Tax Returns (including to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the Allocation Schedule. None of the parties hereto shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law.

Section 2.07 Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller shall, to the maximum extent permitted by law and the Purchased Asset, (i) act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder; and (ii) cooperate with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer; provided, that to the extent such benefit are provided to Buyer, Buyer shall be responsible for all corresponding Liabilities arising after the Closing but only to the extent that such Liabilities thereunder do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing.

Section 2.08 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Jones Day, 3161 Michelson Drive, Suite 800, Irvine CA 92610, at 10:00 a.m. Pacific time, on December 3, 2012, or at such other time, date or place as Seller and Buyer may mutually agree in writing. The date on which the Closing actually occurs is herein referred to as the “Closing Date”.

Section 2.09 Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) the Escrow Agreement duly executed by Seller;

(ii) bills of sale in the form of Exhibit B hereto (the “Bills of Sale”), and duly executed by Seller, transferring the tangible assets included in the Purchased Assets to Buyer;

(iii) an assignment and assumption agreement in the form of Exhibit C hereto (the “Assignment and Assumption Agreement”), and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iv) one or more assignment(s) in the form of Exhibit D hereto (the “Intellectual Property Assignments”), and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer;

(v) with respect to each Lease, an Assignment and Assumption of Lease in the form of Exhibit E hereto (each, an “Assignment and Assumption of Lease”) and duly executed by Seller;

(vi) A transition services agreement in the form of Exhibit G hereto (the “Transition Services Agreement”) and duly executed by Seller;

(vii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may reasonably be required to give effect to this Agreement;

(viii) copies of pay-off letters, releases, lien discharges and any other documents reasonably requested by, and in form reasonably satisfactory to Buyer, including UCC-3 partial releases, reflecting releases of any Encumbrances (other than Permitted Encumbrances) securing and Purchased Assets;

(ix) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force, and (B) the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;

(x) a certificate of good standing dated as of a date within thirty (30) days of the Closing Date and issued by the Secretary of State or other appropriate Governmental Authority of the state in which such Seller was incorporated or formed; and

(xi) the License Agreement duly executed by Seller.

(b) At the Closing, Parent and Buyer shall deliver to Seller the following:

(i) Twenty-Three Million Dollars ($23,000,000);

(ii) the Escrow Agreement duly executed by Buyer;

(iii) the Assignment and Assumption Agreement duly executed by Buyer;

(iv) with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer;

(v) the Transition Services Agreement, duly executed by Buyer;

(vi) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force, and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;

(vii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Seller, as may reasonably be required to give effect to this Agreement; and

(viii) the License Agreement duly executed by Buyer.

(c) On or prior to January 15, 2013, Buyer shall deliver the Escrow Amount to the Escrow Agent pursuant to the Escrow Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedule (it being understood that the Disclosure Schedule shall be arranged in sections corresponding to the sections contained in this Agreement, and the disclosures in any section of the Disclosure Schedule shall qualify the representations in the corresponding section of this Article III and shall be deemed made in any other section or sections of the Disclosure Schedule only to the extent the relevance of such disclosures is reasonably apparent from the text of such disclosure), Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing (except to the extent that such representations and warranties are expressly relate to a specific date, in which case, such representations and warranties are true and correct as of such date).

Section 3.01 Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full corporate power and authority to own, operate or lease the Purchased Assets and to carry on the Business as currently conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not have an adverse effect on the Business as currently conducted.

Section 3.02 Authority of Seller. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law.

Section 3.03 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets, which would result in a Liability of Buyer; (c) except as set forth on Section 3.03 of the Disclosure Schedule, require the consent, notice or other action by any Person under, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Assigned Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. Except as set forth on Section 3.03 of the Disclosure Schedule, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.04 Financial Statements; Books and Records.

(a) Complete copies of the unaudited financial statements consisting of the balance sheet of the Business (the “Balance Sheet”) as of September 30, 2012 (the “Balance Sheet Date”) and the related income statement for the three month period then ended (the “Financial Statements”) are included in the Disclosure Schedules. The Financial Statements are based on the Books and Records of the Business, and fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP.

(b) The Books and Records of Seller are complete and correct in all material respects, reflect all transactions affecting the Seller with respect to the Business and the Purchased Assets, and have been consistently kept and maintained in accordance with sound business practices.

Section 3.05 Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.06 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) material change in any method of accounting or accounting practice for the Business, except as required by GAAP;

(c) material change in inventory control procedures, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, and acceptance of customer deposits, cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, in each case, with respect to the Business;

(d) relocation, transfer, assignment, sale or other disposition of any of the Purchased Assets, except for the sale of Inventory in the ordinary course of business;

(e) transfer, assignment or grant of any license or sublicense of any rights under or with respect to any Intellectual Property Assets or Intellectual Property Licenses;

(f) material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(g) purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice;

(h) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of the Business or any termination of any employees for which the aggregate costs and expenses exceed $25,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, consultant or independent contractor of the Business;

(i) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral; and

(j) entry into any Contract to do any of the foregoing.

Section 3.07 Assigned Contracts.

(a) The Assigned Contracts constitute all of the Contracts that are material to the Purchased Assets or the operation of the Business.

(b) Each Assigned Contract is in full force and effect and is valid and binding on Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Assigned Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no disputes pending or threatened under any Assigned Contract.

Section 3.08 Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in or license to, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a) those items set forth in Section 3.08 of the Disclosure Schedules;

(b) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet;

(c) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;

(d) easements, rights of way, zoning ordinances and other similar encumbrances affecting the Leased Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Leased Real Property; or

(e) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

Section 3.09 Condition and Sufficiency of Assets. Except as set forth in Section 3.09 of the Disclosure Schedules, each item of Tangible Personal Property included in the Purchased Assets is structurally sound, is in good operating condition and repair, subject to normal wear and tear, and is adequate for the uses to which it is being put, and none of such Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Except as set forth in Section 3.09 of the Disclosure Schedules, to the Knowledge of Seller, the Purchased Assets are sufficient for the conduct of the Business as currently conducted.

Section 3.10 Real Property

(a) Seller does not own any real property used in the Business.

(b) Section 3.10(a) of the Disclosure Schedules sets forth each parcel of real property leased by Seller and used in the conduct of the Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”). Seller has delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:

(i) such Lease is valid, binding, enforceable and in full force and effect, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii) Seller is not in breach or default under any such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under any such Lease;

(iii) Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv) Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof and

(v) Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(c) Seller has not received any written notice of (i) violations of building codes and/or zoning ordinances or other Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect in any material respect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

Section 3.11 Intellectual Property.

(a) Section 2.01(c) of the Disclosure Schedule lists all Intellectual Property Assets. All required filings and fees related to the Intellectual Property Registrations due to be filed or paid before the date hereof have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise active and subsisting. Seller has made available to Buyer true and complete copies of its legal department’s internal file history related to all Intellectual Property Registrations to the extent such materials are not publicly available.

(b) Except as disclosed on Section 3.11(b) of the Disclosure Schedules, Seller owns solely all right, title and interest in and to the Intellectual Property Assets, free and clear of Encumbrances, except Permitted Encumbrances. Without limiting the generality of the foregoing, Seller has entered into binding, written agreements with every current and former employee and independent contractor of Seller involved in the creation, invention or discovery of any of the Intellectual Property Assets, whereby such employees and independent contractors either (i) assign or are obligated to assign to Seller any ownership interest and right they may have in the Intellectual Property Assets; or (ii) otherwise acknowledge Seller’s ownership of all Intellectual Property Assets as work made for hire or otherwise. Seller has made available to Buyer true and complete copies of all such agreements.

(c) Section 2.01(b) of the Disclosure Schedule of the Disclosure Schedules lists all Intellectual Property Licenses. Seller has provided Buyer with true and complete copies of all such Intellectual Property Licenses.

(d) To Seller’s Knowledge, the conduct of the Business as currently conducted does not and as formerly conducted by Seller in the five years preceding the date hereof has not infringe(d), violate(d) or misappropriate(d) the Intellectual Property of any Person. Seller has not received any written communication, and, to Seller’s Knowledge, no Action has been instituted, settled or threatened that alleges any such infringement, violation or misappropriation, and none of the Intellectual Property Assets are subject to any outstanding Governmental Order other than those that are part of the file histories of the Intellectual Property Registrations.

(e) Section 3.11(e) of the Disclosure Schedules lists all licenses, sublicenses and other agreements pursuant to which Seller grants rights or authority to any Person with respect to any Intellectual Property Assets or Intellectual Property Licenses. Except as described Section 3.11(e) of the Disclosure Schedules no Person other than Seller has any rights or authority with respect to any Intellectual Property Assets or Licensed Intellectual Property. Seller has provided Buyer with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between Seller and the other parties thereto (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law), and Seller and such other parties are in full compliance with the terms and conditions of such agreements.

(f) To Seller’s Knowledge, no Person is infringing, violating or misappropriating, any Intellectual Property Assets or Licensed Intellectual Property.

(g) The Intellectual Property Assets together with the Licensed Intellectual Property includes all of the Intellectual Property that is owned by or licensed to the Seller and that is used in the operation of the Business as currently conducted.

(h) Notwithstanding any possible interpretation of any other provision of this Article III, only the provisions this Section 3.11 shall apply to matters concerning Intellectual Property or Technology.

Section 3.12 Inventory. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by Seller free and clear of all Encumbrances (other than Permitted Encumbrances), and no Inventory is held on a consignment basis.

Section 3.13 Customers and Suppliers.

(a) Section 3.13(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has paid aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to $50,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Seller has not received any notice, and does not otherwise have any Knowledge, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b) Section 3.13(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $25,000 for the most recent fiscal year (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such period. Seller has not received any notice, and does not otherwise have any Knowledge, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

(c) Seller has not received any advance payments or deposits from any customer in consideration to Seller for the future provision of goods or services.

Section 3.14 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no material unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

Section 3.15 Compliance With Laws; Permits.

(a) Seller has complied, and is now complying, in all material respects, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets; provided, that this Section 3.15 shall not apply to compliance with Environmental Laws or the Laws described in Section 3.20, which compliance is addressed in Section 3.16 and Section 3.20, respectively.

(b) All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.15(b) of the Disclosure Schedules lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. To the Knowledge of Seller, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.15(b) of the Disclosure Schedules.

Section 3.16 Environmental Matters. Except as identified in Section 3.16 of the Disclosure Schedules or as would not be as Assumed Liability:

(a) The operations of Seller with respect to the Business and the Purchased Assets are currently in compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Seller has obtained and is in compliance with all Environmental Permits (each of which is disclosed in Section 3.16(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted and the use of the Purchased Assets and all such Environmental Permits are in full force and effect.

(c) To Seller’s Knowledge, none of the Leased Real Property is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) To Seller’s Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Leased Real Property, and Seller has not received an Environmental Notice that the Leased Real Property (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.

(e) Section 3.16(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned underground storage tanks owned or operated by Seller at the Leased Real Property.

(f) Seller has provided or otherwise made available to Buyer any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, and other similar documents with respect to the Leased Real Property, which are in the possession of Seller related to Environmental Claims or an Environmental Notice or the Release of Hazardous Materials.

Section 3.17 Employee Benefit Matters.

(a) Each Benefit Plan has been established, administered and maintained in material compliance with its terms and in material compliance with all applicable Laws (including ERISA and the Code).

(b) Neither Seller nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title IV of ERISA or related provisions of the Code or foreign Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(c) With respect to each Benefit Plan (i) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); and (ii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan.

(d) Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan or other arrangement provides post-termination or retiree welfare benefits to any individual for any reason.

(e) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment that exceeds $100,000; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

Section 3.18 Employment Matters.

(a) Section 3.18(a) of the Disclosure Schedules contains a list of all persons who are employees of the Business as of the date hereof, and sets forth for each such individual the following: (i) name, (ii) title or position (including whether full or part time); (iii) current annual base compensation rate; and (iv) commission, bonus or other incentive-based compensation. As of the date hereof, all compensation, including wages, commissions and bonuses earned and payable to employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses.

(b) Seller is not, and has not been for the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three years to Seller’s Knowledge, any Union representing or purporting to represent any employee of Seller, and to Seller’s Knowledge no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. At any time during the past three years there has not been, nor has there been any threat of to Seller’s Knowledge, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of the Business. Seller has no duty to bargain with any Union.

(c) Seller is and has been in material compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. To Seller’s Knowledge, all individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. To Seller’s Knowledge, all employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against Seller pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, or independent contractor of the Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

(d) With respect to the Business, Seller is in compliance with the WARN Act.

Section 3.19 Taxes.

(a) All Tax Returns required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by Seller for any Pre-Closing Tax Period (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

(d) All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e) Seller is not a party to any Action by any taxing authority with respect to the Business. To the Knowledge of Seller, there are no pending or threatened Actions by any taxing authority with respect to the Business.

(f) There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to the Knowledge of Seller, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g) Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 – 4(b).

Section 3.20 Trade Compliance Matters.

(a) To Seller’s Knowledge, neither Seller nor any director, officer, agent, employee or other Person acting on behalf of any or all of them, has, in the course of its actions for, or on behalf of, the Business, (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(b) To Seller’s Knowledge, the operations of the Seller in respect of the Business are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or Governmental Authority or any arbitrator involving the Business with respect to the Money Laundering Laws is pending or, to the Seller’s Knowledge, threatened.

(c) To Seller’s Knowledge, Seller’s operation of the Business is in compliance, in all material respects, with applicable requirements of the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto; and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

(d) Except as set forth in Section 3.20(d) of the Disclosure Schedules, to Seller’s Knowledge:

(i) the Seller, with respect to the Business, conducts, and has at all times since January 1, 2009 conducted, its export and re-export transactions in all material respects in accordance with all applicable U.S. export and re-export controls, including the United States Export Administration Act and Export Administration Regulations, the Arms Export Control Act and International Traffic in Arms Regulations and all regulations promulgated and administered by the Treasury Department’s Office of Foreign Assets Control (collectively “U.S. Export Controls”);

(ii) since January 1, 2009, the Seller has not received any written notification or communication (or, to the Knowledge of the Seller, any oral notification or communication) from any Governmental Authority asserting that the Seller is not, with respect to the Business, in compliance, in any material respect, with any U.S. Export Controls, nor has Seller submitted any voluntary self-disclosure to any Governmental Authority regarding any actual or potential violation of any U.S. Export Controls;

(iii) the Seller possesses or has applied for all Permits from Governmental Authorities which are required under U.S. Export Controls in order for the Seller to conduct the Business as presently conducted. To the Seller’s Knowledge, (i) all such issued Permits are valid and in full force and effect and (ii) there is no formal proceeding pending of a, nor has the Seller received a written notice from any, Governmental Authority seeking or threatening to, modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit; and

(iv) the Seller (i) is not a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of such executive order or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons.

Section 3.21 Warranties; Products. Each product of the Business manufactured, sold, or delivered by Seller has, in all material respects, been in conformity with all applicable contractual commitments and all express or implied warranties, and the Seller has no liability (and to Seller’s Knowledge, there is no basis for any present or future claim against Seller giving rise to any liability beyond any applicable warranty rights) for replacement or repair thereof or other damages in connection therewith beyond any applicable warranty rights. No product of the Business manufactured, sold, or delivered by Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale. Seller has made available to the Buyer copies of the standard terms and conditions of sale currently used or currently in effect in the Business (including applicable guaranty, warranty and indemnity provisions).

Section 3.22 Related Party Matters. Except as set forth in Section 3.22 of the Disclosure Schedules, to Seller’s Knowledge: (a) no Related Party (as defined below) is, or has been since January 1, 2007, (i) a competitor, creditor, debtor, customer, distributor, supplier or vendor of the Business or party to any Contract with, Seller with respect to the Business or (ii) an officer, director, employee, member, partner, family member, investor, shareholder or owner of any such Person referred to in clause (i); (b) no Related Party owns or has owned since January 1, 2007, any Purchased Asset or any other property or asset used in, or necessary to, the Business. As used herein “Related Party” means (i) any Affiliate of Seller, (ii) any officer, director or key employee or consultant of Seller or Affiliate of Seller or (iii) or any Affiliate of any Person referred to in clause (ii) above.

Section 3.23 Brokers. Other than any obligation to Headwaters MB, the fees of which are solely a liability of Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 3.24 Full Disclosure. To the Knowledge of Seller, no representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer and Parent, jointly and severally, represent and warrant to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization of Buyer. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania. Photop Technologies, Inc. is a corporation duly organized, validly existing and in good standing under the Laws of the California. Photop Koncent, Inc. (FuZhou) is a corporation duly organized, validly existing and in good standing under the Laws of the People’s Republic of China.

Section 4.02 Authority. Parent and Buyer each have full corporate power and authority to enter into this Agreement and the other Transaction Documents to which each of Parent and Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Parent and Buyer of this Agreement and any other Transaction Document to which Parent or Buyer is a party, the performance by Parent and Buyer of its respective obligations hereunder and thereunder and the consummation by Parent and Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and Buyer, as applicable. This Agreement has been duly executed and delivered by Parent and Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Parent and Buyer enforceable against Parent and Buyer in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law. When each other Transaction Document to which Parent and Buyer is or will be a party has been duly executed and delivered by Parent and Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Parent and Buyer, as applicable, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law.

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Parent or Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Parent or Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Parent or Buyer.

Section 4.05 Sufficiency of Funds. Parent and Buyer have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.06 Legal Proceedings. There are no Actions pending or, to Parent and Buyer’s Knowledge, threatened against or by Parent or Buyer or any Affiliate of Parent that challenges or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. The parties acknowledge and agree that Seller shall not be in breach of this Section 5.01 with respect to any action taken or omitted to be taken with the consent of or at the direction of Buyer or Parent.

Section 5.02 Employees and Employee Benefits.

(a) Buyer shall, and Parent shall cause Buyer to, offer employment effective as of the Closing Date to all of the employees of the Business identified on Section 3.18(a) of the Disclosure Schedules (“Eligible Employees”) in the same, substantially the same, or superior positions of responsibility to be performed at the same location as prior to the Closing Date, with equivalent or superior (taken as a whole) annual wages and periodic performance bonus (without regard to any equity compensation, change of control payments or similar compensation amounts), and employment benefits as such Eligible Employees had with Seller immediately prior to the Closing Date. Individuals who accept such offer and commence employment with Buyer being called “Transferring Employees.” Until the Closing Date Seller shall maintain its current health care benefits for the Eligible Employees. Effective as of the Closing Date, (A) Seller shall terminate the employment of all Transferring Employees and eliminate (i) any contractual provisions or other restrictions that would otherwise prevent the Transferring Employees from becoming an employee of Buyer and (ii) any confidentiality restrictions that would prevent the Transferring Employees who accept employment with Buyer from using or transferring to Buyer any information relating to or useful for the Business and Purchased Assets and (B) the Transferring Employees shall cease accruing any benefits under any Seller Benefit Plan, and Seller shall take, or cause to be taken, all such actions as may be necessary to effect such cessation of such participation (subject to the right of participants to make claims following the Closing Date in respect of events occurring on or prior to the Closing Date. Seller shall bear any and all obligations and liability under the WARN Act resulting from employment losses pursuant to this Section 5.02; provided, that Buyer and Parent comply with all of their obligations under this Section 5.02. In the event that Buyer or Parent does not comply with its obligations under this Section 5.02, Buyer shall bear any and all obligations and liability under the WARN Act resulting from employment losses. All Transferring Employees shall be subject to Buyer’s employment policies in effect from time to time.

(b) Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date.

(c) Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(d) No provision in this Section 5.02 shall (i) create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or any other Person other than the parties hereto and their respective successors and permitted assigns, (ii) constitute or create an employment agreement or (iii) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by Buyer or its affiliates.

Section 5.03 Confidentiality. From and after the Closing through the third anniversary of the Closing Date, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.04 Non-competition; Non-solicitation

(a) For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, (i) engage in or knowingly assist others in engaging in a Restricted Business in the Territory; or (ii) have an equity or indebtedness interest in any Person that, to Seller’s Knowledge, engages directly or indirectly in a Restricted Business in the Territory, including as a partner, shareholder or member.

(b) During the Restricted Period, Seller shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, cause, induce or encourage any material client, customer, supplier or licensor of the Business as of the date hereof, or any other Person who has a material business relationship with the Business as of the date hereof, to terminate or adversely modify any such relationship with the Business.

(c) During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any Eligible Employee, or encourage any Transferring Employee to leave employment with Buyer or hire any such Transferring Employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.04(b) shall prevent Seller or any of its Affiliates from hiring (i) any Transferring Employee whose employment has been terminated by Buyer (ii) after 180 days from the date of this Agreement, any Eligible Employee who did not become a Transferring Employee, (iii) after 180 days from the date of termination of employment, any Transferring Employee whose employment has been terminated by the employee, or (iv) any Eligible Employee that responded to a general solicitation which is not directed specifically to such employee.

(d) Notwithstanding the foregoing, if Seller or any of its Subsidiaries signs a definitive agreement with respect to, or otherwise consummates, a merger or acquisition pursuant to which Seller or any of its Subsidiaries would acquire rights (other than residual financial rights) in a Restricted Business at any time during the Restricted Period, then Seller or its Subsidiary, as applicable, shall use commercially reasonable efforts to divest itself of such rights in the Restricted Business within six (6) months from the closing of such merger or acquisition (but in any event shall divest itself of such rights in the Restricted Business before the first anniversary of such merger or acquisition), and during such period, the ownership, conduct, management, operation or control of such Restricted Business shall not be in violation of this Section 5.04. In the case of divestiture under the preceding sentence, such divestiture can occur by either (x) an outright sale of all rights in the Restricted Business to a third party or (y) an out-license to an unaffiliated third party of the right to make, have made, use, sell, offer for sale and import such products related to the Restricted Business; provided, however, that Seller and its Subsidiaries may retain residual financial rights to such Restricted Business, but may not exercise control over the performance or operations of such divested Restricted Business. The obligation to divest set forth in this Section 5.04(d) shall expire upon expiration of the Restricted Period.

(e) Notwithstanding the foregoing, if any Person acquires control of Seller, whether by stock purchase, merger, consolidation or other business combination, and such Person or an Affiliate of such Person is engaged in the Restricted Business at the time of such acquisition, the provisions of this Section 5.04 shall terminate effective upon the consummation of such acquisition by such Person, and the provisions of this Section 5.04 shall not have any further force or effect.

(f) Notwithstanding the foregoing, Seller and its Subsidiaries may own, directly or indirectly, up to ten percent (10%) of the outstanding equity securities of any Person that owns or operates a Restricted Business; provided that neither Seller nor any of its Subsidiaries controls such Person.

(g) Notwithstanding the foregoing, the purchase of products or services by Seller from third parties that are engaged in the Restricted Business shall not be a breach of this Section 5.04.

(h) Seller acknowledges that a breach or threatened breach of this Section 5.04 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other equitable relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(i) Seller acknowledges that the restrictions contained in this Section 5.04 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.04 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 5.04 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.05 Governmental Approvals and Consents

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Each party hereto shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.03 of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted.

Section 5.06 Books and Records; Access.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, Buyer shall and Parent shall cause Buyer to, in accordance with the Buyer’s document retention policy:

(i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii) upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, Seller shall, in accordance with the Sellers’ document retention policy:

(i) retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.06 where such access would violate any Law.

(d) During the period beginning on the date hereof and ending on the Closing Date, Seller shall provide Buyer with reasonable access during normal business hours to the Leased Real Property and the employees of Seller responsible for the conduct of the Business, and Seller shall keep Buyer reasonably apprised of all material developments related to the Business

(e) Notwithstanding anything to the contrary contained in this Agreement, Seller and its Subsidiaries may retain, at their expense, copies of the Assumed Contracts, Books and Records and other documents or materials conveyed hereunder for the following purposes: (i) Taxes, accounting, litigation, proceedings, investigations or other valid business purposes (excluding engaging in the Restricted Business) and (ii) performing or enforcing its rights and obligations under this Agreement.

Section 5.07 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 5.08 Receivables. The parties acknowledge and agree that, as between Seller and Buyer, Seller shall be entitled to all Accounts Receivable attributable to the sale of products related to the Business prior to and through the Closing Date, and that Buyer shall be entitled to all Accounts Receivable attributable to the sale of products related to the Business after the Closing Date. From and after the Closing Date, if Seller or any of its Affiliates receives or collects any Accounts Receivable attributable to the sale of products related to the Business after the Closing Date, Seller or its Affiliate shall remit such funds to Buyer within ten Business Days after the end of the month in which such funds are received. From and after the Closing Date, if Parent, Buyer or their Affiliates receives or collects any Accounts Receivable attributable to the sale of products related to the Business prior to and through the Closing Date, Parent, Buyer or their Affiliates, as applicable, shall remit any such funds to Seller within ten Business Days after the end of the month in which such funds are received.

Section 5.09 Tax Matters.

(a) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid equally by Seller and Buyer. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(b) Seller shall be responsible for and shall promptly pay when due all real or personal property Taxes or ad valorem Taxes payable with respect to the Purchased Assets attributable to the Pre-Closing Tax Period, and Buyer or Parent shall be responsible for and shall promptly pay when due all real or personal property Taxes or ad valorem Taxes levied with respect to the Purchased Assets attributable to the Post-Closing Tax Period. All real or personal property Taxes or ad valorem Taxes levied with respect to the Purchased Assets for any period beginning prior to the Closing Date and ending after the Closing Date (a “Straddle Period”) shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period, as follows: the portion allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the day immediately preceding the Closing Date and the denominator of which is the number of days in the entire Straddle Period. Upon receipt of any bill for such Taxes relating to the Purchased Assets, Buyer or Parent, on the one hand, and Seller, on the other hand, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.09(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. In the event that Buyer, Parent or Seller shall make any payment for which it is entitled to reimbursement under this Section 5.09(b), the applicable party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

(c) If requested by Buyer, Seller shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject the Buyer to any Taxes of Seller. If any taxing authority asserts that Seller is liable for any Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.

Section 5.10 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.11 Cooperation and Records Retention. From time to time, Seller, Parent and Buyer shall provide, and shall cause their respective accountants and other representatives to provide, to each other on a timely basis, the information that they or their accountants or other representatives have within their control and that may be reasonably necessary in connection with the preparation of any Tax Return or the examination by any taxing authority or other administrative or judicial proceeding relating to any Tax Return. Seller and Buyer shall retain or cause to be retained, until the applicable statutes of limitations (including any extensions and carryovers) have expired, copies of all Tax Returns for all Tax periods beginning before the Closing Date, together with supporting work schedules and other records or information that may be relevant to such Tax Returns.

Section 5.12 Seller shall continue to maintain from the date of this Agreement through the Closing Date all forms of insurance which address the risk associated with the Purchased Assets, including, but not limited to, commercial general liability insurance and property insurance (the “Policies”), in such amounts as Seller has maintained in the ordinary course of business prior to the Closing. All Policies shall be amended to name Buyer as an additional insured or loss payee. In addition, Seller shall assign to Buyer any rights of subrogation and rights of action related to any losses affecting the Purchased Assets from the date of this Agreement through the Closing Date. Such Policies shall not be canceled, altered, or amended from the date of this Agreement through the Closing Date without prior written notice having first been furnished to Buyer. Seller’s Policies shall be primary to any insurance of Buyer that may apply to any loss, accident or claim associated with the Purchased Assets. Upon any such loss, accident or claim, Seller hereby agrees to immediately pay over, or shall direct its agent to immediately pay over, to Buyer any and all insurance proceeds received under the Policies; provided, however, that such proceeds shall be subject to (and recovery thereon shall be reduced by the amount of) any applicable deductibles and co-payment provisions or any payment or reimbursement obligations of the Seller in respect thereof.

ARTICLE VI

INDEMNIFICATION

Section 6.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until December 31, 2013. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 6.02 Indemnification By Seller. Subject to the other terms and conditions of this Article VI, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective directors, officers and employees (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the other Transaction Documents or in any certificate delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the other Transaction Documents or any certificate delivered by or on behalf of Seller pursuant to this Agreement; or

(c) any Excluded Asset or any Excluded Liability.

Section 6.03 Indemnification By Parent and Buyer. Subject to the other terms and conditions of this Article VI, Parent and Buyer shall indemnify and defend each of Seller and its Affiliates and their respective directors, officers and employees (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer or Parent contained in this Agreement, the other Transaction Documents or in any certificate delivered by or on behalf of Buyer or Parent pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement, the other Transaction Documents or any certificate delivered by or on behalf of Parent or Buyer pursuant to this Agreement; or

(c) any Purchased Asset or Assumed Liability.

Section 6.04 Certain Limitations. The indemnification provided for in Section 6.02 and Section 6.03 shall be subject to the following limitations:

(a) Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 6.02(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.02, and Section 3.08 (the “Buyer Basket Exclusions”)), until the aggregate amount of all Losses in respect of indemnification under Section 6.02(a) (other than those based upon, arising out of, with respect to or by reason of the Buyer Basket Exclusions) exceeds Twenty Five Thousand Dollars ($25,000), (the “Seller’s Floor”), in which case the Buyer Indemnitees shall be entitled to recover Losses without regard to the Seller’s Floor, including the first dollar of Buyer’s Loss. Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 6.02 to the extent the aggregate amount of all Losses collectively incurred by the Buyer Indemnitees exceeds One Million Dollars ($1,000,000) (the “Seller’s Cap”), after which point Seller will have no obligation to indemnify the Buyer Indemnitees from and against further Buyer’s Loss thereunder; provided that the Seller’s Cap shall not apply to claims for indemnification (i) under Section 6.02(b) arising as a result of a breach of Section 5.04 or (ii) under Section 6.02(b) arising as a result of a breach of Section 5.01, but, with respect to a breach referenced in subsection (ii), only to the extent that (A) such breach occurred during the period beginning on the date hereof and ending on the Closing Date and (B) that such liability does not exceed Two Million Seven Hundred Thousand Dollars ($2,700,000), after which point Seller will have no obligation to indemnify the Buyer Indemnitees from and against further Buyer’s Loss thereunder.

(b) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 6.03(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.02 and Section 4.04 (the “Seller Basket Exclusions”)) until the aggregate amount of all Losses in respect of indemnification under Section 6.03(a) (other than those based upon, arising out of, with respect to or by reason of the Seller Basket Exclusions) exceeds Twenty Five Thousand Dollars ($25,000), (the “Buyer’s Floor”), in which case the Seller Indemnitees shall be entitled to recover Losses without regard to the Buyer’s Floor, including the first dollar of Seller’s Loss. Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 6.03 to the extent the aggregate amount of all Losses collectively incurred by the Seller Indemnitees exceeds One Million Dollars ($1,000,000) (the “Buyer’s Cap”), after which point Buyer will have no obligation to indemnify the Seller Indemnitees from and against further Seller’s Loss thereunder; provided that the Buyer’s Cap shall not apply to claims for indemnification under Section 6.03(b) arising as a result of a breach of Section 2.05.

(c) The amount of Losses recoverable by any Buyer Indemnitees or Seller Indemnitees under Section 6.02 and Section 6.03, respectively, shall be reduced by the amount of any insurance proceeds paid to the indemnitee relating to such Losses, after deducting all attorneys fees, expenses and other costs of recovery and any deductible associated therewith to the extent paid.

(d) For purposes of calculating Losses with respect to any inaccuracy in or breach of any representation or warranty, the amount of Losses shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty (except that (i) the materiality qualifiers as described in this sentence shall not be disregarded in Section 3.06(a) and (ii) dollar limitations and the word “material” or “Material” when it is the first word preceding the words “contract”, “agreement”, “Law”, “Intellectual Property” or similar words, including the plurals thereof, shall not be disregarded).

Section 6.05 Indemnification Procedures. The party making a claim under this Article VI is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VI is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a director, officer or employee of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 20 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise materially predjudiced by such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 6.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to defend such Third Party Claim, fails to notify the Indemnified Party in writing of its election to defend as provided in this Agreement within 20 calendar days after receipt of notice of such Third Party Claim from the Indemnified Party, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 6.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.03) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 6.05(b). If a bona fide offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such bona fide offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such bona fide offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such bona fide offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 6.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 20 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise materially prejudiced by such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 20 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 20 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Cooperation. Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 6.06 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VI, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication. In the case Buyer or Parent is the Indemnifying Party, Buyer or Parent shall satisfy such obligation by wire transfer of immediately available funds to an account designated by Seller. In the case Seller is the Indemnifying Party, Seller shall satisfy such obligation by payment pursuant to the terms of the Escrow Agreement. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 6%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

Section 6.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 6.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 6.09 Exclusive Remedies. Subject to Section 5.04 and Section 7.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VI. In addition, except to the extent that an indemnity claim that is brought by a Buyer Indemnitee would not be subject to the Seller’s Cap pursuant to Section 6.04(a), the Escrow Amount shall constitute the indemnity fund, which shall be sole source of funds available to Buyer to satisfy indemnification obligations of Seller hereunder. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VI. Nothing in this Section 6.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or willful misconduct.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Seller shall pay all amounts payable to Headwaters MB.

Section 7.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller:	Oclaro, Inc. 2584 Junction Ave. San Jose, CA 95134 Fax: (408) 904-4913 Attention: General Counsel

with a copy to:	Jones Day 1755 Embarcadero Road Palo Alto, CA 94303 Fax: (650) 739-3900 Attention: Robert T. Clarkson Kevin B. Espinola

If to Buyer:	II-VI Incorporated 375 Saxonburg Boulevard Saxonburg, PA 16056 Attention: Craig A Creaturo, Treasurer and Chief Financial Officer Tel: (724) 352-4455 Fax: (724) 352-5284

with a copy to:	Robert D. German, Esquire Sherrard, German & Kelly, P.C. 28th Floor, Two PNC Plaza Pittsburgh, Pennsylvania 15222 Tel: (412) 355-0200 Fax: (412) 261-6221

Section 7.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 7.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.04(i), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control. Notwithstanding the foregoing, any Supply Agreement(s) shall be governed by the terms and conditions set forth therein and not by and statements or provisions set forth in this Agreement.

Section 7.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.08 No Third-party Beneficiaries. Except as provided in Article VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF CALIFORNIA IN EACH CASE LOCATED IN THE CITY OF SAN FRANCISCO AND COUNTY OF SAN FRANCISCO, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10(c).

Section 7.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity, subject to the terms of Article VI.

Section 7.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

OCLARO, INC.

By
Name: Jerry Turin Title: Chief Financial Officer

OCLARO (NORTH AMERICA), INC.

By
Name: Jerry Turin Title: Chief Executive Officer

OCLARO TECHNOLOGY, INC.

By
Name: Jerry Turin Title: Treasurer

OCLARO TECHNOLOGY LTD.

By
Name: Jerry Turin Title: Director

Witnessed By: Name: Title: Address:

PHOTOP TECHNOLOGIES, INC.

By
Name: Title:

[signature page to Asset Purchase Agreement]

PHOTOP KONCENT, INC.

By
Name: Title:

II-VI INCORPORATED

By
Name: Title:

[signature page to Asset Purchase Agreement]

Exhibits

Exhibit A	Escrow Agreement
Exhibit B	Bill of Sale
Exhibit C	Assignment and Assumption Agreement
Exhibit D	Intellectual Property Assignments
Exhibit E	Assignment and Assumption of Lease
Exhibit F	Note
Exhibit G	Transition Services Agreement

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Escrow Agreement”) dated this 3rd day of December, 2012 (the “Effective Date”), is entered into by and among PHOTOP TECHNOLOGIES, INC., a California corporation (“Buyer”), OCLARO, INC., a Delaware corporation (“Seller”) and Wilmington Trust, a national banking association, as escrow agent (the “Escrow Agent” and, together with Buyer and Seller, sometimes referred to individually as a “Party” and collectively as the “Parties”).

WITNESSETH:

WHEREAS, Buyer, certain of its affiliates, Seller and certain of Seller’s subsidiaries have entered into an Asset Purchase Agreement dated as of November 19, 2012, (as the same has been or may be amended, modified or supplemented from time to time, the “Asset Purchase Agreement”) wherein Buyer and Seller agreed to consummate the sale of substantially all of the assets, and certain specified liabilities, of the Business (as this term is defined in the Asset Purchase Agreement) to Buyer; and

WHEREAS, the Asset Purchase Agreement provides that the Escrow Amount (as defined below) shall serve as Buyer’s recourse with respect to any indemnification claims pursuant to the Asset Purchase Agreement, and shall be disbursed in accordance with the terms hereof; and

WHEREAS, the Parties desire to set forth herein the terms and conditions of this Escrow Agreement.

NOW, THEREFORE, in consideration of the agreements of the Parties contained in this Escrow Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows with the intent to be legally bound hereby:

ARTICLE 1

ESCROW AMOUNT

Section 1.1. Escrow Amount. The Asset Purchase Agreement requires that Buyer pay, on or before January 15, 2013, the sum of One Million Dollars ($1,000,000.00) (the “Escrow Amount”), in immediately available funds, into an account designated by the Escrow Agent, which shall be held and distributed in accordance with the terms of this Escrow Agreement.

Section 1.2. Appointment of Agent. Buyer and Seller hereby appoint the Escrow Agent as their agent to hold the Escrow Amount in escrow, and to administer the disposition of, the Escrow Amount in accordance with the terms of this Escrow Agreement, and the Escrow Agent accepts such appointment.

Section 1.3. Receipt of Escrow Amount. As soon as practicable after the deposit of the Escrow Amount by Buyer pursuant to Section 1.1, the Escrow Agent shall acknowledge receipt of the Escrow Amount. The Escrow Amount will be held and disbursed by the Escrow Agent in accordance with the terms hereof.

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Section 1.4. Investments.

(a) The Escrow Agent shall invest the Escrow Amount, including any and all interest and investment income, in accordance with the written instructions provided to the Escrow Agent and signed by the Buyer and Seller. In the absence of joint written investment instructions from Buyer and Seller, the Escrow Agent shall deposit and invest the Escrow Amount, including any and all interest and investment income, in the Wilmington Trust Money Market Funds, which is further described herein on Exhibit A. Any investment earnings and income on the Escrow Amount shall become part of the Escrow Amount, and shall be disbursed in accordance with Section 1.5 of this Escrow Agreement

(b) The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Escrow Agreement. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

Section 1.5. Disbursements from the Escrow Amount. Subject to and in accordance with the terms and conditions of the Asset Purchase Agreement and this Escrow Agreement, Buyer shall be entitled to a distribution from the Escrow Amount for any amount due to it for any and all claims made by Buyer, or any other Buyer Indemnitee, against Seller in accordance with Article VI of the Asset Purchase Agreement. Any such distribution referenced in this Section 1.5 shall only be made in compliance with the provisions of Sections 1.6 and 1.8 below.

Section 1.6. Claims Against Escrow Amount and Objections.

(a) In the event that Buyer believes that it is entitled, pursuant to Article VI of the Asset Purchase Agreement, to a distribution of a portion of the Escrow Amount (a “Claim”), then Buyer shall deliver written notice (a “Claim Notice”) to the Escrow Agent and Seller, which Claim Notice shall describe the Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss (as defined in the Asset Purchase Agreement) that has been or may be sustained by the Indemnified Party.

(b) Upon receipt of a Claim Notice from the Buyer, the Escrow Agent shall (i) immediately notify the Buyer and Seller via electronic mail that it has received such Claim Notice, and (ii) unless Escrow Agent receives a Dispute Notice (as defined below), proceed with such payment to the Buyer as set forth and in accordance with the Claim Notice on the date specified therein for payment (the “Payment Date”), which Payment Date shall be the twenty first (21st) calendar day after the Escrow Agent’s receipt of the Claim Notice.

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(c) If Seller disputes such Claim, then Seller shall, prior to the Payment Date, deliver written notice to such effect including, a reasonably detailed description of the basis for such objection (a “Dispute Notice”), to the Escrow Agent.

(d) In the event that Seller provides the Escrow Agent with a Dispute Notice in accordance herewith, Seller and Buyer shall, during the twenty (20) calendar day period after delivery of the Dispute Notice, negotiate in good faith to resolve such dispute and any resolution agreed upon by Seller and Buyer in writing shall become conclusive and binding on the Parties. During such twenty (20) calendar day period Buyer shall allow Seller and Seller’s professional advisors to investigate the matter or circumstance alleged to give rise to the Claim, and whether and to what extent any amount is payable in respect of the Claim and Buyer shall assist Seller’s investigation by giving such information and assistance (including access to Buyer’s premises and personnel and the right to examine and copy any accounts, documents or records) as Seller or any of its professional advisors may reasonably request. If the matter has not been resolved during such twenty (20) calendar day period (or a mutually-agreed extension), after delivery of the Dispute Notice, either Buyer or Seller may, in its discretion, commence a proceeding in a court of competent jurisdiction in accordance with Section 7.10 of the Asset Purchase Agreement. All negotiations pursuant to this Section 1.6(d) will be confidential and treated as compromise and settlement negotiations for purposes of all similar rules and codes of evidence of applicable legislation and jurisdictions.

(e) If the Escrow Agent does not receive a Dispute Notice by 11:59 p.m. pacific time on the day prior to the Payment Date, then the Escrow Agent will pay the amount specified in such Claim Notice to Buyer on the Payment Date.

(f) If the Escrow Agent receives a Dispute Notice prior to the Payment Date, then the Escrow Agent will take no action on account of such Claim until it receives:

(i) a joint-written notice executed by Buyer and Seller indicating the amount, if any, agreed upon by Buyer and Seller that is due with respect to such Claim, whereupon the Escrow Agent will pay the amount specified in such notice (if any) as specified therein on the third (3rd) Business Day after receipt of such written notice; or

(ii) a copy of a final order of a court of competent jurisdiction adjudicating Buyer or Seller rights to receive payment from the Escrow Amount in accordance with the Asset Purchase Agreement, whereupon the Escrow Agent will pay the amount specified in such order from the Escrow Amount as specified therein on the third (3rd) Business Day after receipt of such final order.

Section 1.7. Income Tax Allocation and Reporting.

(a) At the time of or prior to execution of this Escrow Agreement, any Party providing a tax identification number for tax reporting purposes shall provide to the Escrow Agent a completed IRS Form W-9, and every individual executing this Escrow Agreement on behalf of such Party shall provide to the Escrow Agent a copy of a driver’s license, passport or other form of photo identification acceptable to the Escrow Agent. The Parties agree to provide to the Escrow Agent such organizational documents and documents establishing the authority of any individual acting in a representative capacity as the Escrow Agent may require in order to comply with its established practices, procedures and policies.

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(b) For tax purposes, interest and other income from all investments and reinvestments of the Escrow Amount shall be allocated and reported to Buyer. Buyer agrees to provide the Escrow Agent with a certified tax identification number by signing and returning a IRS Form W-9 to the Escrow Agent prior to the date on which any interest and other income earned on the investment and reinvestment of the Escrow Amount is credited to such Escrow Amount. Seller shall provide its certified tax identification number to the Escrow Agent on IRS Form W-9, properly completed and signed, prior to any distribution of the Escrow Amount.

Section 1.8. Payment of Escrow Amount. If the Escrow Agent has received, on or prior to 11:59 p.m. pacific time on December 31, 2013, and in accordance with Section 1.6 of this Escrow Agreement, one or more Claim Notice(s) with respect to any Claims which have not been finally settled, then the Escrow Agent will (i) retain an amount equal to the lesser of the aggregate of the amounts specified in all such Claim Notices or the entire Escrow Amount pending final settlement of all such Claims in accordance with Section 1.6 above, and (ii) disburse to Seller on the first Business Day following December 31, 2013, the Escrow Amount less the amount so retained (if any) with respect to such Claims pending such final settlement. Upon the final settlement of each Claim in accordance with Section 1.6 above, the Escrow Agent will disburse to Buyer the portion (if any) of the Escrow Amount to which it is entitled pursuant to such Section 1.6 and disburse the remainder (if any) of the amount so retained pursuant to this Section 1.8 to Seller.

ARTICLE 2

DUTIES OF THE ESCROW AGENT

Section 2.1. Scope of Responsibility. Notwithstanding any provision of the Asset Purchase Agreement to the contrary, the Escrow Agent is obligated to perform only the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature. Under no circumstances will the Escrow Agent be deemed to be a fiduciary to Buyer or Seller or any other person under this Escrow Agreement. The Escrow Agent will not be responsible or liable for the failure of any Party (other than the Escrow Agent, as set forth below) to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto. This Escrow Agreement sets forth all matters pertinent to the Escrow Amount, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

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Section 2.2. Reliance. The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the terms and conditions of this Escrow Agreement or the joint direction or joint consent of Buyer and Seller. The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority. Concurrent with the execution of this Escrow Agreement, the Buyer and Seller shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit C-1 and Exhibit C-2 to this Escrow Agreement.

Section 2.3. No Financial Obligation. No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

ARTICLE 3

PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1. Indemnification. Buyer and Seller, jointly and severally, shall indemnify, defend and hold harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable attorneys’ fees and expenses or other reasonable professional fees and expenses which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent, arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates, unless such loss, liability, cost, damage or expense arises out of the willful misconduct or gross negligence of the Escrow Agent. The provisions of this Section 3.1 shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement. The liability of under this Section 3.1 shall be limited to the Escrow Amount.

Section 3.2. Resignation or Removal of Escrow Agent. The Escrow Agent may resign by furnishing written notice of its resignation to Buyer and Seller, and Buyer and Seller may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal. Such resignation or removal, as the case may be, shall be effective thirty (30) days after the delivery of such notice or upon the earlier appointment of a successor by Buyer and Seller, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Amount and to deliver the same in accordance with instructions from Buyer and Seller. If Buyer and Seller have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon Buyer and Seller.

Section 3.3. Compensation. The Escrow Agent shall be entitled to compensation to be paid for its services rendered in accordance with this Escrow Agreement as set forth on Exhibit B. Buyer and Seller shall each pay half of such compensation.

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Section 3.4. Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the Parties concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or if the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent may, in its reasonable discretion, retain the Escrow Amount until the Escrow Agent (a) receives a final order of a court of competent jurisdiction directing delivery of the Escrow Amount in accordance with Section 1.6(f)(ii), or (b) receives a written agreement executed by Buyer and Seller directing delivery of the Escrow Amount, in which event the Escrow Agent shall be authorized to disburse the Escrow Amount in accordance with such final order or agreement. The Escrow Agent shall be entitled to act on any such agreement or order without further question, inquiry, or consent.

Section 3.5. Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 3.6. Attachment of Escrow Amount; Compliance with Legal Orders. In the event that any portion of the Escrow Amount shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Amount, the Escrow Agent is hereby expressly authorized, in its reasonable discretion, to respond to or to comply with, all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to Buyer or Seller, or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

ARTICLE 4

MISCELLANEOUS

Section 4.1. Capitalized Terms. Undefined capitalized terms used in this Escrow Agreement shall have the meanings given to them in the Asset Purchase Agreement.

Section 4.2. Successors and Assigns. This Escrow Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement. No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party or Parties, and shall require the prior written consent of the other Party or Parties (such consent not to be unreasonably withheld, conditioned or delayed).

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Section 4.3. Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) on the second succeeding Business Day after being mailed by registered or certified mail or (c) on the next succeeding Business Day after being sent by a nationally recognized overnight delivery service to the appropriate Party at its address below (or at such other address for such Party as shall be specified by written notice by such Party). In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.

If to Buyer:

Photop Technologies, Inc.

c/o II-VI Incorporated

375 Saxonburg Boulevard

Saxonburg, PA 16056

Attention: Craig A Creaturo, Treasurer and Chief Financial Officer

Tel: (724) 352-4455

Fax: (724) 352-5284

With a copy to:

Robert D. German, Esquire

Sherrard, German and Kelly, P.C.

Two PNC Plaza, 28th Floor

Pittsburgh, Pennsylvania 15222

Tel: (412) 355-0200

Fax: (412) 261-6221

If to Seller:

Oclaro, Inc.

2584 Junction Ave.

San Jose, CA 95134

Fax: (408) 904-4913

Attention: General Counsel

With a copy to:

1. Jones Day

2. 1755 Embarcadero Road

3. Palo Alto, CA 94303

4. Fax: (650) 739-3900

5. Attention: Robert T. Clarkson

6. Kevin B. Espinola

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If to the Escrow Agent:

Wilmington Trust, N.A.

Institutional Client Services

650 Town Center Drive, Suite #600

Costa Mesa, CA 92660

Phone: (714) 384-4162

Facsimile: (714) 384-4150

Section 4.4. Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any conflict of law provisions or rules.

Section 4.5. Entire Agreement. This Escrow Agreement, together with the Asset Purchase Agreement, sets forth the entire agreement and understanding of the Parties related to the Escrow Amount.

Section 4.6. Amendment. This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties.

Section 4.7. Waivers. The failure of any Party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any Party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Section 4.8. Termination. This Escrow Agreement shall terminate upon the disbursement by the Escrow Agent of all of the Escrow Amount in accordance with this Escrow Agreement.

Section 4.9. Headings. Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 4.10. Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument. A signed copy of this Escrow Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Escrow Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

BUYER:

Photop Technologies, Inc. a California corporation

By:
Name:
Title:

SELLER:

OCLARO, INC., a Delaware corporation

By:
Name: Jerry Turin
Title: Chief Financial Officer

ESCROW AGENT:

WILMINGTON TRUST, N.A.

By:
Name: Jeffrey B. Kassels
Title: Vice President

[signature page to Escrow Agreement]

EXHIBIT A

Agency and Custody Account Direction

For Cash Balances

Wilmington Trust Money Market Funds

Direction to use the following Wilmington Trust Money Market Funds for Cash Balances for the escrow account or accounts (the “Account”) established under the Escrow Agreement to which this Exhibit A is attached.

You are hereby directed to deposit, as indicated below, or as I shall direct further in writing from time to time, all cash in the Account in the following money market fund account of Wilmington Trust, National Association:

X	Wilmington Prime Money Market Fund

Wilmington Tax-Exempt Money Market Fund

Wilmington U.S. Government Money Market Fund

We acknowledge that shares in this mutual fund are not obligations of Wilmington Trust, National Association or any of its affiliates, are not deposits and are not insured by the FDIC. Escrow Agent or its affiliate may be compensated by the mutual fund for services rendered in its capacity as investment advisor, or other service provider, such as provider of shareholder servicing and distribution services, and such compensation is both described in detail in the prospectus for the fund, and is in addition to the compensation, if any, paid to Wilmington Trust, National Association in its capacity as Escrow Agent hereunder.

We acknowledge that we have full power to direct investments of the Account.

We understand that we may change this direction at any time and that it shall continue in effect until revoked or modified by us by written notice to you.

Authorized Representative [BUYER]
Date

Authorized Representative [SELLER]

Date

EXHIBIT B

Wilmington Trust, N.A.

Corporate Trust Services

Fee Schedule for Escrow Agent for the

Project Chardonnay

Escrow Agent and Acceptance Fee:	*WAIVED*

Initial Fees as they relate to Wilmington Trust acting in the capacity of Escrow Agent- includes creation and examination of the Escrow Agreement; acceptance of the Escrow appointment; setting up Escrow Account(s) and accounting records; and coordination of receipt of funds for deposit to the Escrow Account.

Acceptance Fee payable at time of Escrow Agreement execution.

Escrow Agent Administrative Fee:	$2,500.00

For annual administration services by Escrow Agent- includes daily routine account management; investment transactions; cash transaction processing (including wires and check processing); monitoring claim notices pursuant to the agreement; disbursement of the funds in accordance with the agreement; and delivery of trust account statements to all applicable parties.

Tax reporting is included for up to Five (5) entities. Should additional reporting be necessary, a $25 per reporting charge will be assessed.

All above fees are payable in advance, with the first installment due at the time of Escrow Agreement execution. Fee will not be prorated in case of early termination.

Wilmington Trust’s bid is based on the following assumptions:

•	Number of Escrow Accounts to be established: One (1)

•	Number of Deposits to Escrow Account: Not more than One (1)

•	Number of Withdrawals from Escrow Fund: Not more than Two (2)

•	Escrow Term: Not more than Two (2) year(s)

•	This fee schedule assumes that balances in the escrow account will be un-invested cash or held in the Wilmington Trust, N.A. money market funds

•	All funds will be received from our distributed to a domestic or an approved foreign entity

•	If the account(s) does not open within three (3) months of the date shown below, this proposal will be deemed null and void.

Out-of Pocket Expenses:	At Cost

We only charge for out-of-pocket expenses in response to specific tasks assigned by the client. Therefore, we cannot anticipate what specific out-of –pocket items will be needed or what corresponding expenses will be incurred. Possible expenses would be, but not limited to, express mail and messenger charges, travel expenses to attend closing or other meeting. There are no charges for indirect out-of-pocket expenses.

*	This fee schedule is based upon the assumptions listed above which pertain to the responsibilities and risks involved in Wilmington Trust, N.A. undertaking the role of Escrow Agent. These assumptions are based on information provided to us as of the date of this fee schedule. Our fee schedule is subject to review and acceptance of the final documents. Should any of the assumptions duties or responsibilities change, we reserve the right to affirm, modify or rescind our fee schedule.

Date: November 5, 2012

EXHIBIT C-1

Certificate as to Authorized Signatures

• The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Photop Technologies, Inc. and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit C-1 is attached, on behalf of the Buyer.

Name / Title / Phone Number	Specimen Signature

Name	Signature

Title

Phone Number

Name	Signature

Title

Phone Number

Name	Signature

Title

Phone Number

EXHIBIT C-2

Certificate as to Authorized Signatures

• The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Oclaro, Inc. and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit C-2 is attached, on behalf of the seller.

Name / Title / Phone Number	Specimen Signature

Jerry Turin Name	Signature

Chief Financial Officer Title

Phone Number

Name	Signature

Title

Phone Number

BILL OF SALE

THIS BILL OF SALE dated as of December 3, 2012 (this “Bill of Sale”), is entered into by and between Oclaro, Inc., a Delaware corporation (together with Oclaro (North America), Inc., a Delaware corporation, Oclaro Technology, Inc., a Delaware corporation, and Oclaro Technology Ltd., a U.K. corporation, collectively, “Seller”) and Photop Technologies, Inc., a California corporation and Photop Koncent, Inc. (FuZhou), a company organized under the laws of People’s Republic of China (collectively, “Buyer”). Unless otherwise defined herein, capitalized terms used in this Bill of Sale shall have the meanings assigned to them in the Asset Purchase Agreement referred to below.

W I T N E S S E T H:

WHEREAS, Seller and Buyer are parties to that certain Asset Purchase Agreement Agreement, dated as of November 19, 2012 (the “Asset Purchase Agreement”); and

WHEREAS, as required by the Asset Purchase Agreement, Seller desires to execute and deliver this Bill of Sale to Buyer;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein and in the Asset Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I EFFECTIVE AS OF THE DATE HEREOF, SELLER HEREBY GRANTS, BARGAINS, SELLS, ASSIGNS, TRANSFERS, CONVEYS AND DELIVERS UNTO BUYER, ITS SUCCESSORS AND ASSIGNS, TO HAVE AND TO HOLD FOREVER, AND BUYER HEREBY ACQUIRES AND ACCEPTS FROM SELLER, ALL OF SELLER’S RIGHT, TITLE AND INTEREST IN AND TO ALL OF THE PURCHASED ASSETS, EXCLUDING ANY INTANGIBLE ASSETS.

ARTICLE II THE TERMS OF THE ASSET PURCHASE AGREEMENT, INCLUDING WITHOUT LIMITATION SELLER’S REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS AND INDEMNITIES CONTAINED THEREIN, ARE INCORPORATED HEREIN BY THIS REFERENCE. SELLER ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS AND INDEMNITIES CONTAINED IN THE ASSET PURCHASE AGREEMENT SHALL NOT BE SUPERSEDED BY THIS BILL OF SALE BUT SHALL REMAIN IN FULL FORCE AND EFFECT TO THE FULL EXTENT PROVIDED THEREIN. IN THE EVENT THAT ANY PROVISION OF THIS BILL OF SALE SHALL BE CONSTRUED TO CONFLICT WITH A PROVISION IN THE ASSET PURCHASE AGREEMENT, THE PROVISION IN THE ASSET PURCHASE AGREEMENT SHALL BE DEEMED TO BE CONTROLLING.

ARTICLE III SELLER FOR ITSELF, ITS SUCCESSORS AND ASSIGNS, HEREBY COVENANTS AND AGREES THAT, AT ANY TIME AND FROM TIME TO TIME UPON THE WRITTEN REQUEST OF BUYER, SELLER WILL DO, EXECUTE, ACKNOWLEDGE AND DELIVER OR CAUSE TO BE DONE, EXECUTED, ACKNOWLEDGED AND DELIVERED, ALL SUCH FURTHER ACTS, DEEDS, ASSIGNMENTS, TRANSFERS, CONVEYANCES, POWERS OF ATTORNEY AND ASSURANCES AS MAY BE REASONABLY REQUIRED BY BUYER IN ORDER TO ASSIGN, TRANSFER, SET OVER, CONVEY, ASSURE AND CONFIRM UNTO AND VEST IN BUYER, ITS SUCCESSORS AND ASSIGNS, TITLE TO THE PURCHASED ASSETS, EXCLUDING ANY INTANGIBLE ASSETS, SOLD, CONVEYED AND TRANSFERRED BY THIS BILL OF SALE.

ARTICLE IV THIS BILL OF SALE SHALL BE BINDING UPON AND SHALL INURE TO THE BENEFIT OF THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND PERMITTED ASSIGNS.

ARTICLE V THIS BILL OF SALE SHALL BE GOVERNED BY AND CONSTRUED ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE.

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ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”), effective as of December 3, 2012 (the “Effective Date”), is by and between Oclaro, Inc., a Delaware corporation (together with Oclaro (North America), Inc., a Delaware corporation, Oclaro Technology, Inc., a Delaware corporation, and Oclaro Technology Ltd., a U.K. corporation, collectively, “Seller”) and Photop Technologies, Inc., a California corporation and Photop Koncent, Inc. (FuZhou), a company organized under the laws of People’s Republic of China (collectively, “Buyer”) and II-VI Incorporated, a Pennsylvania corporation (“Parent”).

WITNESSETH:

WHEREAS, Seller, Buyer and Parent have entered into that certain Asset Purchase Agreement, dated as of November 19, 2012 (the “Purchase Agreement”), pursuant to which, among other things, Seller has agreed to assign all of its rights, title and interests in, and Buyer has agreed to assume all of Seller’s right, title, interest and obligations under, the Purchased Assets and the Assumed Liabilities (as defined in the Purchase Agreement).

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. Definitions. All capitalized terms used in this Agreement but not otherwise defined herein are given the meanings set forth in the Purchase Agreement.

2. Assignment and Assumption. As of the Effective Date hereof, Seller hereby sells, assigns, grants, conveys and transfers to Buyer all of Seller’s right, title, interest and obligations under and to the Purchased Assets and the Assumed Liabilities. Buyer hereby accepts such assignment and assumes all of Seller’s right, title, interest and obligations under the Purchased Assets and Assumed Liabilities, and agrees to pay, perform and discharge, as and when due, all of the obligations of Seller under the Assumed Liabilities accruing on and after the Effective Date. Notwithstanding anything to the contrary contained in this Agreement or in the Purchase Agreement, Buyer does not assume or agree to pay or perform any Excluded Liabilities, which shall remain liabilities of Seller and be timely observed, performed, paid, satisfied and discharged by Seller.

3. Terms of the Purchase Agreement. The terms of the Purchase Agreement, including, but not limited to, the representations, warranties, covenants, agreements and indemnities set forth therein are incorporated herein by this reference. The parties hereto acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice or conflict of law provision or rule.

5. Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

6. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

7. Further Assurances. Each of the parties hereto shall execute and deliver, at the reasonable request of the other party hereto, such additional documents, instruments, conveyances and assurances and take such further actions as such other party may reasonably request to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

OCLARO, INC.

By
Name: Jerry Turin Title: Chief Financial Officer

OCLARO (NORTH AMERICA), INC.

By
Name: Jerry Turin Title: Chief Executive Officer

OCLARO TECHNOLOGY, INC.

By
Name: Jerry Turin Title: Treasurer

OCLARO TECHNOLOGY LTD.

By
Name: Jerry Turin Title: Director

Witnessed By: Name: Title: Address:

PHOTOP TECHNOLOGIES, INC.

By
Name: Title:

[signature page to Assignment and Assumption Agreement]

PHOTOP KONCENT, INC.

By
Name: Title:

II-VI INCORPORATED

By
Name: Title:

[signature page to Assignment and Assumption Agreement]

ASSIGNMENT

WHEREAS, Oclaro Technology Ltd., a U.K. Corporation, having a place of business at 2560 Junction Ave. San Jose, CA 95134, hereinafter “assignor”, is the sole and exclusive owner of the patents and the trademark set forth in Exhibit A attached hereto (“Patents and Trademark”).

AND, WHEREAS, II-VI Incorporated, a Pennsylvania corporation, having a place of business at 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056, hereinafter “assignee”, is desirous of acquiring the entire right, title, and interest in and to the Patents, and the inventions therein claimed, and the Trademark, together with the goodwill of the business symbolized by said Trademark.

NOW, THEREFORE, for good and valuable consideration paid to assignor by assignee, the receipt of which is hereby acknowledged, assignor hereby assigns, sells and transfers to assignee and its successors and assigns the full and exclusive right, title and interest in and to the Patents, and the inventions therein claimed, and the Trademark, together with the goodwill of the business symbolized by said Trademark, in the United States of America and throughout the world.

This Assignment shall be binding upon assignor and its successors and assigns and shall inure to the benefit of assignee and its successors and assigns.

Oclaro Technology Ltd.

By:	Date: December 3, 2012
Name: Jerry Turin Title: Director Witnessed By: Name: Title: Address: STATE of ) COUNTY of )

On this                          day of                          , in the year                             , before me                                         ,

                     Day                             Month                                     Year                                     Notary Public Name

a notary public, personally appeared	,
Name Of Document Signer

proved on the basis of satisfactory evidence to be the person whose name is subscribed to this instrument, and acknowledged he/she executed the same. Witness my hand and official seal.

NOTARY SEAL	NOTARY PUBLIC

Exhibit A of Assignment

Patents

1. US 7,602,545; UK: 2438447

2. US 6,791,758

3. US 6,798,553

4. US 6,736,943

5. US 6,896,949

Trademark

POWERMUX, Registration Number 2606096

LEASE ASSIGNMENT

THIS LEASE ASSIGNMENT (“Agreement”), is made as of the 3rd day of December, 2012 (the “Effective Date”) among 3600 WESTWIND, LLC (as successor to Woodbay LTD and Cooperhill Development Corporation) (“Lessor”), OCLARO, INC. (as successor to Bookham (US), Inc., Bookham Technology, Inc., and Cierra Photonics, Inc.) (“Existing Lessee”), and PHOTOP TECHNOLOGIES, INC. (“New Lessee”).

W I T N E S S E T H:

A. Lessor and Existing Lessee are the current lessor and lessee, respectively, under the Lease described on Exhibit A attached hereto (the “Lease”), which covers certain premises containing 33,325 square feet situate at 3600 Westwind Boulevard, Santa Rosa, Sonoma County, California (the “Premises”).

B. On February 15, 2007, Bookham (US), Inc., the lessee of the Premises at that time, entered into a Subordination, Non-Disturbance and Attornment Agreement with LaSalle Bank National Association (the “SNDA”).

C. As of the Effective Date, Existing Lessee desires to assign the Lease and the SNDA to New Lessee, and New Lessee desires to assume the Lease and the SNDA, such assignment and assumption to be on the terms and conditions set forth below (the “Assignment and Assumption”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein and in the Lease contained, and intending to be legally bound, it is hereby agreed as follows:

D. DEFINED TERMS. Each capitalized term used in this Agreement shall have the same meaning ascribed to such term in the Lease, unless defined to the contrary in this Agreement.

E. ASSIGNMENT AND ASSUMPTION. As of the Effective Date, Existing Lessee hereby assigns, sells and conveys to New Lessee all of Existing Lessee’s right, title and interest in and to the Lease and the SNDA and New Lessee hereby accepts the foregoing assignment and assumes, becomes liable for, agrees to pay, discharge, perform or otherwise satisfy in accordance with its terms, all of Existing Lessee’s obligations of any kind or nature under the Lease and the SNDA, but only to the extent the same arise, accrue or relate to the period from and after the Effective Date through the end of the term of the Lease.

F. CONSENT OF LESSOR. Lessor hereby consents to the assignment of the Lease by Existing Lessee to New Lessee.

G. RELEASE BY LESSOR. From and after the Effective Date, Lessor hereby forever fully, finally and completely releases, remises and discharges Existing Lessee and all present and former affiliates, subsidiaries, shareholders, officers, directors, employees, agents, contractors, attorneys, legal representatives, successors and assigns of Existing Lessee, of and from all, and all manner of actions and causes of action, suits, debts, penalties, obligations, promises, expenses (including attorney’s fees), bills, liens, liabilities, dues, accounts, covenants, agreements, judgments, claims and demands whatsoever related in any way to the Premises or the Lease, at law or in equity, or otherwise, to the extent the same arise, accrue or relate to the period from and after the Effective Date through the end of the term of the Lease. Lessor agrees that it shall have no recourse, claims or rights with respect to New Lessee for events or occurrences prior to the Effective Date.

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H. NOTICES. All notices to the New Lessee under the Lease shall be made to:

Photop Technologies, Inc. c/o II-VI Incorporated 375 Saxonburg Boulevard Saxonburg, PA 16056 Attention: Craig A Creaturo, Treasurer and Chief Financial Officer Tel: (724) 352-4455 Fax: (724) 352-5284

with a copy to:	Robert D. German, Esquire Sherrard, German & Kelly, P.C. 28th Floor, Two PNC Plaza Pittsburgh, Pennsylvania 15222 Tel: (412) 355-0200 Fax: (412) 261-6221

I. EFFECT OF AGREEMENT. As amended by this Agreement, all terms, covenants, conditions, and provisions of the Lease (i) shall remain in full force and effect and shall continue to govern the rights, duties, and obligations of the parties hereto (subject, however, to Section 4) and (ii) are ratified by Lessor and New Lessee. This Agreement contains the entire agreement of the parties with respect to the subject matter described herein, and all preliminary negotiations with respect thereto are merged into and superseded by this Agreement.

J. BROKER. Each party to this Agreement represents to the other parties hereto that it has not retained, contracted or otherwise dealt with any real estate broker, salesperson or finder in connection with this Agreement, and no such person initiated or participated in the negotiation of this Agreement. The Lessor and Existing Lessee covenant and agree that New Lessee shall have no obligations or liabilities relating to any commissions or fees arising out of the Lease.

K. COMMON AREA OPERATING EXPENSES ADJUSTMENT.

The parties acknowledge and agree that (i) Existing Lessee shall be liable for Lessee’s share of all calendar year 2012 Common Area Operating Expenses for the period beginning on January 1, 2012 and ending on the Effective Date (the “Pre-Closing Period”) and (ii) New Lessor shall be liable for Lessee’s Share of all calendar year 2012 Common Area Operating beginning on the day following the Effective Date and ending on December 31, 2012 (the “Post-Closing Period”);

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To the extent that Existing Lessee paid estimated Common Area Operating Expenses pursuant to the Lease during the 2012 calendar year that exceeded the Lessee’s Share of Common Area Operating Expenses for the Pre-Closing Period, as set forth on the detailed annual statement of actual expenses prepared by the Lessor (the “Annual Statement”), New Lessee shall pay to Existing Lessee an amount equal to such excess within thirty (30) days following the date of New Lessee’s receipt of the Annual Statement from Lessor.

To the extent that Existing Lessee paid estimated Common Area Operating Expenses for the Pre-Closing Period pursuant to the Lease during the 2012 calendar year that are less than the Lessee’s Share of Common Area Operating Expenses for the Pre-Closing Period, as set forth on the Annual Statement, Existing Lessee shall pay to New Lessee an amount equal to such deficit within thirty (30) days following Existing Lessee’s receipt from New Lessee of a copy of the Annual Statement.

L. REPRESENTATIONS. Each party hereto represents to the others that it has full power and authority to execute this Agreement. Existing Lessee represents to Lessor and New Lessee that, except for this Agreement, it has not made any assignment, sublease, transfer, conveyance or other disposition of the Lease or any interest in the Lease or the Premises, and has no knowledge of any existing or threatened claim, demand, obligation, liability, action or cause of action arising from or in any manner connected with the Lease or the Premises by any other party.

M. MISCELLANEOUS. This Agreement: (a) may be amended only by a writing signed by each of the parties; (b) may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument; (c) shall be governed by, and construed and enforced in accordance with, the laws of the State of California without giving effect to any conflict of laws rules; and (d) shall be binding upon, and inure to the benefit of, the parties and their respective heirs, successors and permitted assigns. The waiver by a party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation hereof.

N. EFFECT OF TERMINATION OF PURCHASE AGREEMENT. In the event that Existing Lessee and New Lessee fail to complete their intended asset purchase transaction pursuant to the Asset Purchase Agreement, which Existing Lessee and New Lessee intend to enter into prior to, concurrently with or as soon as practicable after the date hereof, this Agreement shall thereupon automatically be null and void, and the Lease shall remain in full force and effect between Lessor and Existing Lessee.

[SIGNATURE PAGES FOLLOW]

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[SIGNATURE PAGE 1 OF 1 – LEASE ASSIGNMENT]

IN WITNESS WHEREOF, this Agreement is executed as of the day and year aforesaid with the intent to be legally bound.

LESSOR:

3600 WESTWIND, LLC

By:
Name:
Title:

EXISTING LESSEE:

OCLARO, INC.

By:
Name: Jerry Turin
Title: Chief Financial Officer

NEW LESSEE:

PHOTOP TECHNOLOGIES, INC.

By:
Name:
Title:

GUARANTY

The undersigned, II-VI Incorporated, does hereby unconditionally guarantee and become surety for the full and timely payment and performance of all obligations and liabilities of Photop Technologies, Inc. under the Lease as defined in and as assumed by it in the foregoing Lease Assignment. This Guaranty shall be binding upon the undersigned, its successors and assigns.

II-VI INCORPORATED

By:
Name:
Title:

CONSENT

LaSalle Bank National Association hereby consents to the assignment of the Lease and the SNDA by Existing Lessee to the New Lessee, agrees that it will recognize a New Lessee as the Tenant under the SNDA for all purposes and agrees that it will send copies of all notices to New Lessee under the SNDA to:

Photop Technologies, Inc. c/o II-VI Incorporated 375 Saxonburg Boulevard Saxonburg, PA 16056 Attention: Craig A Creaturo, Treasurer and Chief Financial Officer Tel: (724) 352-4455 Fax: (724) 352-5284

with a copy to:	Robert D. German, Esquire Sherrard, German & Kelly, P.C. 28th Floor, Two PNC Plaza Pittsburgh, Pennsylvania 15222 Tel: (412) 355-0200 Fax: (412) 261-6221

LaSALLE BANK NATIONAL ASSOCIATION

By:
Name:
Title:

ACKNOWLEDGMENT

State of California )

County of               )

On             , before me,             (here insert name and title of the officer), personally appeared             , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature             (Seal)

ACKNOWLEDGMENT

State of California )

County of               )

On             , before me,             (here insert name and title of the officer), personally appeared             , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature             (Seal)

ACKNOWLEDGMENT

State of California )

County of               )

On             , before me,             (here insert name and title of the officer), personally appeared             , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature             (Seal)

ACKNOWLEDGMENT

State of California )

County of               )

On             , before me,             (here insert name and title of the officer), personally appeared             , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature             (Seal)

ACKNOWLEDGMENT

State of California )

County of               )

On             , before me,             (here insert name and title of the officer), personally appeared             , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature             (Seal)

EXHIBIT A

1.	Standard Industrial/Commercial Multi-Tenant Lease-Net, including Addenda #1-#3, the Right of First Refusal to Lease Expansion Space Addendum to Lease and the Standard Lease Disclosure Addendum, and all exhibits thereto, dated March 1, 2000 between Cooperhill Development Corporation (“Cooperhill”), lessor, and Cierra Photonics, Inc., as lessee (“Cierra”).

2.	Amendment #1 to the Lease dated February 13, 2001 between Cooperhill and Cierra.

3.	Amendment #2 to Lease dated October 11, 2002 between Woodbay Ltd. (“Woodbay”) and Cierra.

4.	Amendment #3 to Lease dated June 30, 2003, between Woodbay, as successor to Cooperhill and as lessor, and Cierra, as lessee.

5.	Letter Agreement dated December 4, 2003, between Woodbay and Bookham Technology, Inc. (“Bookham Technology”).

6.	Letter Agreement dated June 1, 2004, between Woodbay and Bookham Technology.

7.	Extension of Lease dated September 1, 2005, between Woodbay, as lessor, and Bookham (US), Inc. (“Bookham US”), as successor to Bookham Technology, as lessee.

8.	Amendment #4 to Lease dated September 23, 2011, between 3600 Westwind, LLC, as successor to Woodbay and Cooperhill and as lessor, and Oclaro, Inc., as successor to Bookham (US), Bookham Technology and Cierra, and as lessee.

PROMISSORY NOTE

U.S. Dollars $3,000,000.00 Dated:	Dated: December 28, 2012

The undersigned, II-VI Incorporated, a corporation incorporated under the laws of the State of Pennsylvania and Photop Koncent, Inc. (FuZhou), a corporation incorporated under the laws of the People’s Republic of China (collectively, the “Borrower”), hereby jointly and severally promises to pay to the order of Oclaro, Inc (the “Lender”), a company organized under the laws of the State of Delaware, on the terms and subject to the conditions of this Promissory Note (this “Note”), in immediately available funds, the principal sum of THREE MILLION DOLLARS AND NO CENTS ($3,000,000.00) (the “Principal Amount”), together with interest thereon at the rate provided for herein, on the Maturity Date (as hereinafter defined) in satisfaction of this Note.

1. Interest Rate; Interest Periods. Interest shall accrue on any outstanding portion of the Principal Amount at a rate of 2% per annum.

2. Maturity Date. “Maturity Date” shall mean January 15, 2013.

3. Events of Default. The outstanding Principal Amount of this Note and all accrued and unpaid interest thereon shall become immediately due and payable if any one or more of the following events, hereinafter called “Events of Default,” shall occur and be continuing:

(a) there is a default in the payment of interest on this Note when the same is due and the default continues for a period of thirty (30) days; or

(b) the Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Borrower seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceedings instituted against the Borrower (but not instituted by it), either such proceedings shall remain un-dismissed or un-stayed for a period of thirty (30) days or any of the actions sought in such proceedings shall occur; or the Borrower shall take any corporate action to authorize any of the actions set forth above in this subsection (b).

5. Prepayment. This Note may be prepaid at the option of the Borrower prior to the Maturity Date, at any time, from time to time, in whole or in part, together with accrued but unpaid interest, without premium or penalty, upon giving irrevocable notice to the Lender, specifying the date and amount of prepayment and the advance(s) prepaid.

6. Transferability. Neither this Note, nor any rights or obligations hereunder, shall be assigned (i) by the Borrower without the prior written consent of the Lender, or (ii) by the Lender without the prior written consent of the Borrower.

7. Waiver. No failure or delay on the part of the Lender in exercising any right, power or privilege hereunder, and no course of dealing between the Borrower and the Lender shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Lender would otherwise have. No waiver shall be effective except by written agreement of the Borrower and the Lender.

8. Presentment and Demand. DEMAND, PRESENTMENT, PROTEST AND NOTICE OF NON-PAYMENT AND PROTEST ARE HEREBY WAIVED BY THE BORROWER AND ANY ENDORSER OF THIS NOTE.

9. Amendment. This Note may not be amended except by an agreement in writing signed by the Borrower and the Lender.

10. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10):

If to Lender: Oclaro, Inc.

2584 Junction Ave.

San Jose, CA 95134

Fax: (408) 904-4913

Attention: General Counsel

with a copy to:

Jones Day

1755 Embarcadero Road

Palo Alto, CA 94303

Fax: (650) 739-3900

Attention: Robert T. Clarkson

Kevin B. Espinola

If to Borrower: II-VI Incorporated

375 Saxonburg Boulevard

Saxonburg, PA 16056

Attention: Craig A Creaturo, Treasurer and Chief Financial Officer

Tel: (724) 352-4455

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Fax: (724) 352-5284

with a copy to: Robert D. German, Esquire

Sherrard, German & Kelly, P.C.

28th Floor, Two PNC Plaza

Pittsburgh, Pennsylvania 15222

Tel: (412) 355-0200

Fax: (412) 261-6221

1.

11. Severability. If any term, provision, covenant or restriction of this Note is held by a court of competent jurisdiction or other tribunal to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Note shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

12. Governing Law. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without regard to principles of conflicts of laws thereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed as of the date first written above.

PHOTOP KONCENT, INC.

By
Name: Title:

II-VI INCORPORATED

By
Name: Title:

TRANSITION SERVICES AGREEMENT

between

OCLARO, INC.,

II-VI INCORPORATED

and

PHOTOP TECHNOLOGIES, INC.

(California)

dated as of

December 3, 2012

i

ii

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement, dated as of December 3, 2012 (this “Agreement”), is entered into between Ocalro, Inc., a Delaware corporation (“Seller”), Photop Technologies, Inc., a California corporation (“Buyer”) and II-VI Incorporated, a Pennsylvania corporation (“Parent”)

RECITALS

WHEREAS, Buyer, Parent, Seller and certain of Seller’s subsidiaries have entered into that certain Asset Purchase Agreement, dated as of November 19, 2012 (the “Purchase Agreement”), pursuant to which Seller has agreed to sell and assign to Buyer, and Buyer has agreed to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Santa Rosa Business (as such term is defined in the Purchase Agreement), all as more fully described therein;

WHEREAS, in order to ensure an orderly transition of the Santa Rosa Business to Buyer and as a condition to consummating the transactions contemplated by the Purchase Agreement, Buyer and Seller have agreed to enter into this Agreement, pursuant to which Seller will provide, or cause its Affiliates to provide, Buyer with certain services, in each case on a transitional basis and subject to the terms and conditions set forth herein; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth and intending to be legally bound hereby, Buyer and Seller hereby agree as follows:

ARTICLE I

SERVICES

Section 1.01 Provision of Services.

(a) Seller agrees to provide, or to cause its Affiliates to provide, the services (the “Services”) set forth on the exhibits attached hereto (as such exhibits may be amended or supplemented pursuant to the terms of this Agreement, collectively, the “Service Exhibits”) to Buyer for the respective periods and on the other terms and conditions set forth in this Agreement and in the respective Service Exhibits.

(b) Notwithstanding the contents of the Service Exhibits, Seller agrees to consider in good faith any reasonable request by Buyer for access to any additional services that are necessary for the operation of the Santa Rosa Business and which are not currently contemplated in the Service Exhibits, at a price to be agreed upon after good faith negotiations between the parties. Any such additional services so provided by Seller shall constitute Services under this Agreement and be subject in all respect to the provisions of this Agreement as if fully set forth on a Service Exhibit as of the date hereof. Notwithstanding the foregoing, Buyer, Parent and Seller expressly acknowledge and agree that the obligation of Seller to provide transitional services to Buyer following the Closing is limited to the Services as set forth on the Service Exhibits, and there exists no other obligation on the part of Seller to provide any other transitional or other services to Buyer following the Closing Date (other than to consider in good faith reasonable requests by Buyer as discussed above).

(c) The parties hereto acknowledge the transitional nature of the Services. Accordingly, as promptly as practicable following the execution of this Agreement, Buyer agrees to use commercially reasonable efforts to make a transition of each Service to its own internal organization or to obtain alternate third-party sources to provide the Services.

(d) Subject to Section 2.03, Section 2.04 and Section 3.05, the obligations of Seller under this Agreement to provide Services shall terminate with respect to each Service on the end date specified in the applicable Service Exhibit (the “End Date”). Notwithstanding the foregoing, the parties acknowledge and agree that Buyer may determine from time to time that it does not require all the Services set out on one or more of the Service Exhibits or that it does not require such Services for the entire period up to the applicable End Date. Accordingly, Buyer may terminate any Service, in whole and not in part, upon fifteen (15) calendar days notification to Seller in writing of any such determination.

(e) Seller may make changes from time to time in the manner of performing the Services, or may temporarily suspend the provision of the Services, if Seller is making similar changes in performing, or is similarly suspending, similar services for itself or its Affiliates for routine or emergency maintenance, Service upgrades, enhancements or for similar reasons. Seller shall use commercially reasonable efforts to provide Buyer’s Transition Coordinator with at least two (2) business days’ prior written notice of such changes or temporary suspensions. Notwithstanding the foregoing, if Seller is upgrading, modifying or enhancing its own internal systems or services to provide enhanced services to itself or its Affiliates that are similar to the Services, Seller may, but shall be under no obligation to, provide such enhancements, modifications or improvements for the benefit of Buyer in connection with the provision of the Services.

Section 1.02 Standard of Service.

(f) Subject to Section 1.01(e), Seller represents, warrants and agrees that the Services shall be provided in good faith, in accordance with Law and, except as specifically provided in the Service Exhibits, in a manner generally consistent with the historical provision of the Services and with the same standard of care as historically provided. Subject to Section 1.03, Seller agrees to assign sufficient resources and qualified personnel as are reasonably required to perform the Services in accordance with the standards set forth in the preceding sentence.

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(g) Except as expressly set forth in Section 1.02(a), Seller makes no representations and warranties of any kind, implied or expressed, statutory or otherwise, with respect to the Services, including, without limitation, no warranties of merchantability or fitness for a particular purpose, which are specifically disclaimed. Buyer acknowledges and agrees that this Agreement does not create a fiduciary relationship, partnership, joint venture or relationships of trust or agency between the parties and that all Services are provided by Seller as an independent contractor.

(h) Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to provide any Service to the extent the provision of such Service requires it to: (i) hire any additional employees or engage any outside contractors or external resources; (ii) maintain the employment of any specific employee; (iii) purchase, lease or license any additional equipment, software or other intellectual property; or (iv) assume any additional liabilities or obligations.

Section 1.03 Third-Party Service Providers. Seller shall have the right to hire other third-party subcontractors to provide all or part of any Service hereunder; provided, however, that in the event such subcontracting is inconsistent with past practices or such subcontractor is not already engaged with respect to such Service as of the date hereof, Seller shall obtain the prior written consent of Buyer to hire such subcontractor, such consent not to be unreasonably withheld. Seller shall in all cases retain responsibility for the provision to Buyer of Services to be performed by any third-party service provider or subcontractor or by any of Seller’s Affiliates.

Section 1.04 Cooperation and Coordination of Services. The parties shall reasonably cooperate with each other in all matters relating to the provision and receipt of the Services. For each Service, there shall be a designated contact person for Seller and Buyer, respectively (the “Contact Persons”). The Service Exhibits shall set forth the names of the Contact Persons initially designated to be responsible for each Service. In addition, Seller and Buyer shall each designate a transition coordinator (the “Transition Coordinators”) who will be responsible for overseeing the transition process as a whole for all Services on behalf of such party. The initial Transition Coordinators shall be Sanjai Parthasarathi (Seller) and Bill Kastanis (Buyer/Parent). Each party may provide notification in accordance with Section 6.01 of any modification to the designation of the foregoing Contact Persons or Transaction Coordinators.

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Section 1.05 Access to Premises.

(i) In order to enable the provision of the Services by Seller, Buyer agrees that it shall provide to Seller’s and its Affiliates’ employees and any third-party service providers or subcontractors who provide Services, at no cost to Seller, access to the facilities, assets and books and records of the Santa Rosa Business, in all cases to the extent necessary for Seller to fulfill its obligations under this Agreement.

(j) Seller agrees that all of its and its Affiliates’ employees and any third-party service providers and subcontractors, when on the property of Buyer or when given access to any equipment, computer, software, network or files owned or controlled by Buyer, shall conform to the policies and procedures of Buyer concerning health, safety and security which are made known to Seller in advance in writing.

ARTICLE II

COMPENSATION

Section 2.01 Responsibility for Wages and Fees. For such time as any employees of Seller or any of its Affiliates are providing the Services to Buyer under this Agreement, (a) such employees will remain employees of Seller or such Affiliate, as applicable, and shall not be deemed to be employees of Buyer for any purpose, and (b) Seller or such Affiliate, as applicable, shall be solely responsible for the payment and provision of all wages, bonuses and commissions, employee benefits, including severance and worker’s compensation, and the withholding and payment of applicable Taxes relating to such employment.

Section 2.02 Terms of Payment and Related Matters.

(k) As consideration for provision of the Services, Parent or Buyer shall pay Seller the amount specified for each Service on such Service’s respective Service Exhibit. In addition to such amount, in the event that Seller or any of its Affiliates incurs reasonable and documented out-of-pocket expenses in the provision of any Service, including, without limitation, license fees and payments to third-party service providers or subcontractors, but excluding payments made to employees of Seller or any of its Affiliates pursuant to Section 2.01 (such included expenses, collectively, “Out-of-Pocket Costs”), Buyer shall reimburse Seller for all such Out-of-Pocket Costs in accordance with the invoicing procedures set forth in Section 2.02(b). All amounts invoiced under this Agreement shall be in U.S. Dollars and all payments to be made by Buyer to Seller under this Agreement shall be made in U.S. Dollars.

(l)	As more fully provided in the Service Exhibits and subject to the terms and conditions therein:

(i) Seller shall provide Buyer, in accordance with Section 6.01 of this Agreement, with monthly invoices (“Invoices”), which shall set forth in reasonable detail, with such supporting documentation as Buyer may reasonably request with respect to Out-of-Pocket Costs, amounts payable under this Agreement; and

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(ii) payments pursuant to this Agreement shall be made within thirty (30) days after the date of receipt of an Invoice by Buyer from Seller; provided that the parties agree that should Buyer not make full payment of any such obligations within such thirty (30) day period, any amount payable shall accrue interest from and including such due date and including the date such payment has been made at a rate per annum equal to 6%, with such interest calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

(m) It is the intent of the parties that the compensation set forth in the respective Service Exhibits reasonably approximate the cost of providing the Services, including the cost of employee wages and compensation, without any intent to cause Seller to receive profit or incur loss. If at any time Seller believes that the payments contemplated by a specific Service Exhibit are materially insufficient to compensate it for the cost of providing the Services it is obligated to provide hereunder, or Buyer believes that the payments contemplated by a specific Service Exhibit materially overcompensate Seller for such Services, such party shall notify the other party as soon as possible, and the parties hereto will commence good faith negotiations toward an agreement in writing as to the appropriate course of action with respect to pricing of such Services for future periods.

Section 2.03 Extension of Services. The parties agree that Seller shall not be obligated to perform any Service after the applicable End Date; provided, however, that if Buyer desires and Seller agrees to continue to perform any of the Services after the applicable End Date, the parties shall negotiate in good faith to determine an amount that compensates Seller for all of its costs for such performance, including the time of its employees and its Out-of-Pocket Costs. The Services so performed by Seller after the applicable End Date shall continue to constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement for the duration of the agreed-upon extension period. Notwithstanding the foregoing, Seller may, in its sole discretion, determine whether to extend the duration of any Service after the applicable End Date.

Section 2.04 Terminated Services. Upon termination or expiration of any or all Services pursuant to this Agreement, or upon the termination of this Agreement in its entirety, Seller shall have no further obligation to provide the applicable terminated Services and Buyer will have no obligation to pay any future compensation or Out-of-Pocket Costs relating to such Services (other than for or in respect of Services already provided in accordance with the terms of this Agreement and received by Buyer prior to such termination).

Section 2.05 Invoice Disputes. In the event of an Invoice dispute, Buyer shall deliver a written statement to Seller on the disputed Invoice listing all disputed items and providing a reasonably detailed description of each disputed item. Amounts not so disputed shall be deemed accepted and shall be paid, notwithstanding disputes on other items, within the period set forth in Section 2.02(b). The parties shall seek to resolve all such disputes expeditiously and in good faith. Seller shall continue performing the Services in accordance with this Agreement pending resolution of any dispute, and Buyer and Parent shall each continue to fulfill its obligations related to such Services.

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Section 2.06 No Right of Setoff. Each of the parties hereby acknowledges that it shall have no right under this Agreement to offset any amounts owed (or to become due and owing) to the other party, whether under this Agreement, the Purchase Agreement or otherwise, against any other amount owed (or to become due and owing) to it by the other party.

Section 2.07 Taxes. Buyer shall be responsible for all sales or use Taxes imposed or assessed as a result of the provision of Services by Seller.

ARTICLE III

TERMINATION

Section 3.01 Termination of Agreement. Subject to Section 3.04, this Agreement shall terminate in its entirety (i) by the mutual written consent of Buyer, Parent and Seller; (ii) on the date upon which Seller shall have no continuing obligation to perform any Services as a result of each of their expiration or termination in accordance with Section 1.01(d) or Section 3.02 or (iii) in accordance with Section 3.03.

Section 3.02 Breach. Any party (the “Non-Breaching Party”) may terminate this Agreement with respect to any Service, in whole but not in part, at any time upon prior written notice to the other party (the “Breaching Party”) if the Breaching Party has failed (other than pursuant to Section 1.01(e) or Section 3.05) to perform any of its material obligations under this Agreement relating to such Service, and such failure shall have continued without cure for a period of fifteen (15) days after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching party seeking to terminate such service. For the avoidance of doubt, non-payment by Buyer for a Service provided by Seller in accordance with this Agreement and not the subject of a good-faith dispute shall be deemed a breach for purposes of this Section 3.02.

Section 3.03 Insolvency. In the event that either party hereto shall (i) file a petition in bankruptcy, (ii) become or be declared insolvent, or become the subject of any proceedings not dismissed within sixty (60) days related to its liquidation, insolvency or the appointment of a receiver, (iii) make an assignment on behalf of all or substantially all of its creditors, or (iv) take any corporate action for its winding up or dissolution, then the other party shall have the right to terminate this Agreement by providing written notice in accordance with Section 6.01.

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Section 3.04 Effect of Termination. Upon termination of this Agreement in its entirety pursuant to Section 3.01, all obligations of the parties hereto shall terminate, except for the provisions of Section 2.04, Section 2.06, Section 2.07, Article IV, Article V and Article VI, which shall survive any termination or expiration of this Agreement.

Section 3.05 Force Majeure. The obligations of Seller under this Agreement with respect to any Service shall be suspended during the period and to the extent that Seller is prevented or hindered from providing such Service, or Buyer is prevented or hindered from receiving such Service, due to any of the following causes beyond such party’s reasonable control (such causes, “Force Majeure Events”): (i) acts of God, (ii) flood, fire or explosion, (iii) war, invasion, riot or other civil unrest, (iv) Governmental Order or Law, (v) actions, embargoes or blockades in effect on or after the date of this Agreement, (vi) action by any Governmental Authority, (vii) national or regional emergency, (viii) strikes, labor stoppages or slowdowns or other industrial disturbances, (ix) shortage of adequate power or transportation facilities, or (x) any other event which is beyond the reasonable control of such party. The party suffering a Force Majeure Event shall give notice of suspension as soon as reasonably practicable to the other party stating the date and extent of such suspension and the cause thereof, and Seller, Parent and Buyer, as applicable shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. Neither Parent, Buyer nor Seller shall be liable for the nonperformance or delay in performance of its respective obligations under this Agreement when such failure is due to a Force Majeure Event. The applicable End Date for any Service so suspended shall be automatically extended for a period of time equal to the time lost by reason of the suspension.

ARTICLE IV

CONFIDENTIALITY

Section 4.01 Confidentiality.

(n) During the term of this Agreement and for three years after the termination of this Agreement, the parties hereto shall and shall cause their Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Santa Rosa Business, except to the extent that a party can show that such information (a) is generally available to and known by the public through no fault of such party, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by such party, any of its Affiliates or their respective Representatives during the term of and following the termination of this Agreement from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any party or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such party shall promptly notify the other party in writing and shall disclose only that portion of such

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information which such party is advised by its counsel in writing is legally required to be disclosed, provided that such party shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Unless otherwise authorized in any other agreement between the parties, any party receiving any confidential information of the other party (the “Receiving Party”) may use confidential information only for the purposes of fulfilling its obligations under this Agreement (the “Permitted Purpose”). Any Receiving Party may disclose such confidential information only to its Representatives who have a need to know such information for the Permitted Purpose and who have been advised of the terms of this Section 4.01.

ARTICLE V

REMEDIES

Section 5.01 Remedies.

(o) In no event shall Seller have any liability under any provision of this Agreement for any monetary damages, including direct, punitive, incidental, consequential, special or indirect damages, loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort or otherwise, and whether or not arising from the other party’s sole, joint, or concurrent negligence, strict liability, criminal liability or other fault.

(p) Buyer’s and Parent’s sole remedy with respect to any breach by Seller of this Agreement shall be to require Seller to re-perform the Service(s) subject to such breach.

(q) Buyer acknowledges that the Services to be provided to it hereunder are subject to, and that its remedies under this Agreement are limited by, this Article V and the applicable provisions of Section 1.02, including the limitations on representations and warranties with respect to the Services

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ARTICLE VI

MISCELLANEOUS

Section 6.01 Notices. All Invoices, notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.01):

(a) if to Seller:

Oclaro, Inc.

2584 Junction Ave.

San Jose, CA 95134

Fax: (408) 904-4913

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Jones Day

1755 Embarcadero Road

Palo Alto, CA 94303

Fax: (650) 739-3900

Attention: Robert T. Clarkson

Kevin B. Espinola

(b) if to Buyer:

Photop Technology, Inc.

c/o II-VI Incorporated

375 Saxonburg Boulevard

Saxonburg, PA 16056

Attention: Craig A Creaturo, Treasurer and Chief Financial Officer

Tel: (724) 352-4455

Fax: (724) 352-5284

with a copy (which shall not constitute notice) to:

Robert D. German, Esquire

Sherrard, German & Kelly, P.C.

28th Floor, Two PNC Plaza

Pittsburgh, Pennsylvania 15222

Tel: (412) 355-0200

Fax: (412) 261-6221

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Section 6.02 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.03 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 6.04 Entire Agreement. This Agreement, including all Service Exhibits, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Purchase Agreement as it relates to the Services hereunder, the provisions of this Agreement shall control.

Section 6.05 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Subject to the following sentence, neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing sentence, Buyer may, without the prior written consent of Seller, assign all or any portion of its right to receive Services to any of its wholly owned Subsidiaries that participate in the operation of the Business; provided, that such Subsidiary shall receive such Services from Seller in the same place and manner as described in the respective Service Exhibit as Buyer would have received such Service. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 6.06 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

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Section 6.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 6.08 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF CALIFORNIA IN EACH CASE LOCATED IN THE CITY OF SAN FRANCISCO AND COUNTY OF SAN FRANCISCO, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 6.08.

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Section 6.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Oclaro, Inc.

By
Name: Jerry Turin
Title: Chief Financial Officer

Photop Technologies, Inc.

By
Name:
Title:

II-VI Incorporated

By
Name:
Title:

EXHIBIT A

IT Services

1. Email:

a. Provide Oclaro email service for 3 weeks

b. After such 3 week period:

i. Forward Oclaro emails (and, if reasonable, Santa Rosa public boxes) for 4 weeks then provide a bounce back message for an additional 4 weeks.

ii. If reasonable, we will customize the language of the bounce back with a II-VI email address

2. Network access on a firewalled domain server until March 30, 2013

3. SAP:

a. Provide read only access for 3 months

b. End of period financial roll up information. Monthly consolidated cost numbers for Santa Rosa broken out by each income statement category by cost type for the approximately 18 months period that Santa Rosa has been on SAP.

4. Anti-Virus/Anti-Mal Wear

a. No change during first 3 weeks

Other Services

Within two months of closing, the Parties to use commercially reasonable efforts to transition each customer by:

(1) Developing a mutually agreed joint communication plan; and

(2) Coordinating communication with each customer; and

(3) Obtaining customer consents.

For a period of two months following the close, Seller agrees to use commercially reasonable efforts to assist Buyer with:

(1) Order placement issues

(2) Issues with order fulfillment of open POs

Where necessary to minimize the impact on customer orders, during the term of the Transition Services Agreement, Seller grants to Buyer a limited, non-exclusive license to use Seller’s trademarks on marketing materials, products labels, etc. as such are used on the date of Closing.